UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (Amendment No.     )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
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AMERICAN GREETINGS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of American Greetings Corporation. The meeting will be held at 2:30 p.m., Cleveland, Ohio time on Friday, June 15, 2012, at our World Headquarters, One American Road, Cleveland, Ohio 44144.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items to be considered and acted upon by the shareholders.

If you own shares of record, you will find enclosed a proxy and voting instruction card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy and voting instruction card(s), or vote over the phone or Internet, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You can revoke your proxy before the Annual Meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy on page 2 of the Proxy Statement. Your vote is very important. I look forward to seeing you at the meeting.

Sincerely,

Zev Weiss

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	2:30 p.m., Cleveland, Ohio time June 15, 2012
Place:	American Greetings Corporation World Headquarters One American Road Cleveland, Ohio 44144

Purpose:	1. To elect three Class II directors
2. To transact such other business as may properly come before the meeting or any adjournments thereof

Who can vote:	You can vote on the proposals above if you are a shareholder of record on April 30, 2012.

Directions:	The World Headquarters campus may be entered from the private road off Memphis Avenue, or from American Road off Tiedeman Road. As you approach from either the private road or American Road, there will be signs directing you to the meeting place. The principal address of American Greetings is One American Road, Cleveland, Ohio 44144.

How you can vote:	It is important that your shares be represented and voted whether you plan to attend the meeting. YOU CAN VOTE BY PROXY IN ONE OF THREE WAYS:
• By completing and returning your proxy and voting instruction card in the enclosed envelope; or
• By telephone using the toll-free number on your proxy and voting instruction card; or
• Over the Internet, by visiting the Web site noted on your proxy and voting instruction card.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

Dated May 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDERS MEETING TO BE HELD ON JUNE 15, 2012:

Our Proxy Statement and Annual Report to Shareholders are available at

http://investors.americangreetings.com

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

The Board of Directors (the “Board”) of American Greetings Corporation (which is referred to in this Proxy Statement as “American Greetings,” the “company,” “we,” “us” or “our”) has ordered solicitation of the accompanying proxy and voting instructions in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, June 15, 2012 at 2:30 p.m., Cleveland time, at our World Headquarters, One American Road, Cleveland, Ohio 44144, to consider and act upon the matters specified in the accompanying Notice of Annual Meeting of Shareholders. Copies of this Proxy Statement and the accompanying Notice and proxy and voting instruction card, along with our Annual Report to Shareholders, are first being sent or given to shareholders on or about May 11, 2012.

The expense of soliciting proxies, including the costs of preparing, assembling and mailing the Notice, Proxy Statement and proxy and voting instruction card, will be borne by us. Besides solicitation by mail, our officers and other regular employees may solicit proxies by personal interview, telephone, electronic mail and facsimile. We have asked brokerage houses, banks and other persons holding shares in nominee names to forward solicitation materials to the beneficial owners of shares held by such nominees, and we will reimburse such persons for their reasonable expenses.

How to Vote

Registered Holders.    If your shares are registered in your name, then you are a “registered holder” and you may vote in person or by proxy. If, after reading the proxy materials, you decide to vote by proxy, you may do so in any ONE of the following three ways:

1.  By telephone.    With your proxy and voting instruction card in front of you, you may call the toll-free number 1-800-690-6903 and follow the simple instructions.

2.  Over the Internet.    With your proxy and voting instruction card in front of you, you may use a computer to access the Web site www.proxyvote.com where you can follow the simple instructions that will be given to you to record your vote.

3.  By mail.    You may mark, sign and date your proxy and voting instruction card and return it in the enclosed prepaid and addressed envelope. You do not need to mail the proxy and voting instruction card if you have voted by telephone or over the Internet.

The Internet and telephone voting procedures are designed to authenticate votes cast and allow shareholders to appoint a proxy and to confirm that their actions have been properly recorded. Specific voting instructions are set forth on the accompanying proxy and voting instruction card.

Participants in the Retirement Profit Sharing and Savings Plan.    One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund consisting of our Class A common shares. Participants investing in the American Greetings stock fund are allocated units that represent an interest in such shares. If you invest in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan, the plan’s independent trustee, Vanguard Fiduciary Trust Company, will vote the Class A common shares allocated to your account according to your directions. Participants may give voting directions to the plan trustee in any ONE of the three ways set forth above under “Registered Holders.” The trustee will vote shares for which it has not received instructions in accordance with instructions that it receives from us. We will direct the trustee based on the direction of the plan’s administrative committee, which is a committee consisting of our employees.

Nominee Shares.    If you are a beneficial owner of shares held in “street name” through a broker, bank or other nominee that holds the shares on your behalf, you may vote in person at the Annual Meeting by obtaining a legal proxy from the nominee that holds your shares. In addition to voting in person, you may vote by proxy by completing and signing the voting instruction card provided to you by the nominee that holds your shares, or by voting via the Internet or by telephone as permitted by the nominee that holds your shares. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Because the election of directors at the Annual Meeting is considered a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other nominees may not vote on this matter unless they have received specific voting instructions from beneficial owners. Such shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners result in what is commonly referred to as “broker non-votes.”

Changing or Revoking Your Proxy

You have the right to change or revoke your proxy prior to the closing of the polls as indicated on your proxy and voting instruction card and may do so in any one of the following four ways:

1.  send a written notice to the American Greetings’ Secretary stating that you want to change your proxy vote;

2.  submit a properly signed proxy and voting instruction card with a later date;

3.  enter later-dated telephone or Internet voting instructions; or

4.  vote in person at the Annual Meeting. NOTE: Because your Retirement Profit Sharing and Savings Plan shares are held in a qualified plan, you are not able to vote the shares allocated to your account in the plan in person at the Annual Meeting.

Your presence at the Annual Meeting, without more, will not revoke your proxy. However, you may revoke your proxy in the manner described above at any time before it has been exercised.

If you plan to attend the Annual Meeting, please check the attendance box on the enclosed proxy and voting instruction card or indicate so when prompted if you are voting by telephone or over the Internet.

If you are a beneficial shareholder only, that is if your shares are not registered in your name but are held by a broker, bank or other nominee, you will have to check with your broker, bank or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee.

Cumulative Voting

If cumulative voting is invoked as described below, a shareholder may cumulate votes for the election of a director nominee by casting a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder is entitled. The shareholder also may distribute his or her votes between or among two or more nominees on the same basis.

Shareholders have cumulative voting rights in the election of directors if:

(i)  any shareholder gives notice in writing to the President, a Vice President or the Secretary of American Greetings, not less than 48 hours before the time fixed for the holding of the Annual Meeting, that he or she desires that the voting at such Annual Meeting be cumulative, and

(ii)  an announcement that a shareholder has given American Greetings notice of cumulative voting is made upon the convening of the Annual Meeting by the Chairman of the Board or the Secretary or by or on behalf of the shareholder giving such notice.

Unless otherwise indicated by the shareholder, where cumulative voting is invoked, the persons named in the accompanying proxy and voting instruction card will vote, in their discretion, for one or more of the nominees for whom authority to so vote was not withheld and will cumulate votes so as to elect the maximum number of nominees proposed by the Board.

If cumulative voting is not invoked at the Annual Meeting with respect to the election of directors, the proxies will vote the number of shares on the proxy and voting instruction card for only those Board nominees for whom authority has not been withheld.

How Shares Will Be Voted

The shares represented by your proxy will be voted in accordance with your instructions indicated on the proxy and voting instruction card or with the instructions you provided by telephone or over the Internet. If you return an executed proxy and voting instruction card without any such instructions, the shares represented by your proxy will be voted in accordance with the Board’s recommendations.

Required Vote

The presence at the Annual Meeting, either in person or by proxy, of the holders of not less than 25% of the total voting power of American Greetings on the record date will represent a quorum, permitting the conduct of business at the meeting.

The nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting by the shares present in person or by proxy and entitled to vote will be elected directors. If you withhold your vote from one or more of the nominees, the vote will be treated as present at the meeting for purposes of determining a quorum; however, broker non-votes with respect to one or more nominees will not be treated as present for purposes of determining a quorum. Neither withhold from voting votes nor broker non-votes will be counted as votes cast with respect to the election of one or more directors and, accordingly, will have no effect on the outcome of the vote.

Voting Securities and Record Date

As of April 30, 2012, there were outstanding, excluding treasury shares which cannot be voted, 32,256,484 Class A common shares entitled to one vote per share and 2,842,748 Class B common shares entitled to ten votes per share upon all matters presented to the shareholders.

Holders of record of such shares at the close of business on April 30, 2012 are the only shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

Shares Included on the Proxy and Voting Instruction Card

If you are both a registered shareholder of American Greetings and hold shares through the Retirement Profit Sharing and Savings Plan, you may have received one proxy and voting instruction card that shows all American Greetings common shares registered in your name, including all shares you have (based on the units credited to your account) under the Retirement Profit Sharing and Savings Plan. Accordingly, your proxy and voting instruction card also serves as your voting directions to the independent trustee of the Retirement Profit Sharing and Savings Plan.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one proxy and voting instruction card and must vote each separately.

If your shares are held through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them. Under the rules of the NYSE, your broker cannot vote your shares on the election of directors if you do not timely provide instructions for voting your shares.

CORPORATE GOVERNANCE

Shareholders elect the members of the Board to oversee their interests in the long-term health, the overall success and the financial strength of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or shared with the shareholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business.

The Board follows, both formally and informally, corporate governance principles designed to assure that, through its membership, composition, and committee structure, the Board is able to provide us informed, competent and independent oversight. The Board reviews and, as appropriate, from time to time revises our corporate governance policies and committee charters to assure that the Board continues to meet fully its responsibilities to our shareholders. Below is a description of the measures in place to assure that objective is achieved.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which may be found in the investors section of our Web site at www.corporate.americangreetings.com. These corporate governance guidelines are intended to assist the Board in the exercise of its responsibilities and to serve best the interests of the company and its shareholders. The guidelines aim to assure that director qualifications, committee structure and overall board processes provide good corporate governance and independent oversight of management.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics to govern our directors, executive officers and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. A current copy of the code is available on our Web site at www.corporate.americangreetings.com. We will disclose any future amendments to, or waivers from, certain provisions of the code of business conduct and ethics for executive officers and directors on our Web site.

Independent Directors

The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the Board’s affirmative determination that the director has no material relationship with American Greetings (either directly or as a partner, shareholder or officer of an organization that has a relationship with American Greetings). In assessing the materiality of a relationship, the Board broadly considers all relevant facts and circumstances. In addition to the independence standards established by the NYSE, we have adopted additional criteria for determining whether our directors, including the directors serving on each of our Audit Committee, Compensation and Management Development Committee (which we also refer to herein as the “Compensation Committee”) and Nominating and Corporate Governance Committee (which we also refer to herein as the “Nominating Committee”) are independent. These additional criteria are set forth in our corporate governance guidelines, which may be found in the investors section of our Web site at www.corporate.americangreetings.com. Under our corporate governance guidelines, at least two-thirds of our directors must also satisfy these additional independence criteria. The Board has determined that Drs. Cowen and Thornton and Messrs. Dunn, MacDonald, Merriman and Ratner are independent under the NYSE rules and under the additional standards described in our corporate governance guidelines. In the course of the Board’s determination regarding the independence of each non-management director, the Board considered the following transactions, relationships and arrangements in determining that the director is independent:

1.  Dr. Cowen is a director of, and Mr. Ratner is chairman of the board, a greater than 10% shareholder and the former president and chief executive officer of, Forest City Enterprises. A subsidiary of Forest City Enterprises rents retail store space in various shopping malls to us pursuant to lease agreements in the ordinary course of business. We sold our retail store operations to Schurman Fine Papers in April 2009, and since the time of the sale, we have subleased or assigned the retail store locations to Schurman Fine Papers. In addition, Mr. Ratner has a 10% indirect ownership interest, through a trust, in a Cleveland,

Ohio shopping mall that leased space to us for one retail store that is now under sublease to Schurman Fine Papers. During fiscal 2010, 2011 and a portion of fiscal 2012, that shopping mall was managed by RMS Investment Corporation (“RMS”). Each of Mr. Ratner’s four children has a 4.28% ownership interest in RMS.

2.  Dr. Thornton is a member of the board of directors of Applied Industrial Technologies, Inc., a company from which we purchase products and services from time to time in the ordinary course of business. Until February 2012, Mr. Dunn was the Chief Executive Officer and owner of 5% of the common equity of HIT Entertainment Limited, a company from which we license certain character properties in the ordinary course of business.

3.  We made discretionary charitable contributions to charitable and other non-profit organizations where each of Messrs. MacDonald, Merriman and Ratner and Drs. Cowen and Thornton serves or has served as an executive officer, director or trustee.

4.  Under the charitable matching contribution program that we established in fiscal 2012, in a given fiscal year, we will match up to $10,000 of contributions made by an independent director to a charitable or other non-profit organization. Under this program, we made matching contributions of $10,000 to charitable or non-profit organizations on behalf of Mr. Merriman and Drs. Cowen and Thornton in fiscal 2012.

All of the transactions, relationships or arrangements listed above were entered into, and payments were made or received by us, in the ordinary course of business and on competitive terms. Aggregate payments that were made to, or that we received from, each of the relevant organizations, including any charitable organization in which a non-management director served as an executive officer, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues for each of the most recent three completed fiscal years and did not directly result in a change in the compensation received by the director from that organization. The Board has determined that these transactions, relationships and arrangements are not material, do not create a material relationship between American Greetings and any of Messrs. Dunn, MacDonald, Merriman and Ratner or Drs. Cowen or Thornton and that the independent judgment of these directors has not been and will not be compromised by such transactions, relationships and arrangements.

In addition, based on the NYSE independence standards, the Board determined that Messrs. Zev, Jeffrey and Morry Weiss are not independent because they are executive officers of American Greetings.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. As Chief Executive Officer, Zev Weiss is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company.

As the Chairman of the Board, Morry Weiss provides guidance in such critical functions as mergers and acquisitions and other strategic initiatives, works with the Chief Executive Officer in developing the company’s long-range strategic plans, provides guidance to the Chief Executive Officer and other members of senior management and presides over meetings of the full Board. In addition, the duties and responsibilities of the Chairman of the Board include the following:

•

determining an appropriate schedule of Board meetings seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of the company’s operations;

•

seeking input from all directors as to the preparation of the agendas for Board meetings, preparing agendas for Board meetings, and providing input, as appropriate, to the committee chairs regarding agenda items for committee meetings;

•

assessing the quality, quantity and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties, advise management as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	directing, in consultation with the independent directors, the retention of consultants who report directly to the Board;

•

ensuring that the Nominating Committee oversees compliance with and implementation of our corporate governance policies and ensuring that the chairperson of the Nominating Committee oversees the process to recommend revisions to our corporate governance policies;

•

ensuring that the Compensation Committee oversees compliance with and implementation of our policies and procedures for evaluating and undertaking executive and incentive-based compensation, including stock options;

•	requiring at least three executive sessions of the Board’s independent directors per year;

•	recommending the membership of the various Board committees and ensuring that the independent directors select committee chairs for the Audit and Compensation Committees; and

•	providing the independent directors the authority to retain counsel or consultants as the independent directors deem necessary to perform their responsibilities as committee members.

Because Mr. Morry Weiss, our Chairman, is not independent, our Board has appointed Mr. Ratner to be the “presiding director” at the executive sessions of the “non-management” directors, as defined under the rules of the NYSE. The Board believes that this structure provides an effective leadership model for the company.

In addition, to further enhance its governance, during fiscal 2013, the Board expects to appoint one of its independent directors as a “Lead Independent Director.” The Lead Independent Director will be designated annually by the independent directors of the Board. The Lead Independent Director will be responsible for coordinating the activities of the independent directors of the Board as follows:

•	assisting in the determination of an appropriate schedule of Board meetings to help ensure that independent directors of the Board can attend meetings and perform their duties responsibly;

•	seeking input from all directors of the Board as to the preparation of agendas for Board and committee meetings;

•

advising the Board as to the quality, quantity and timeliness of the flow of information from our management that is necessary for the independent directors of the Board to effectively and responsibly perform their duties;

•

coordinating, developing the agenda for, and moderating executive sessions of the Board’s independent directors when necessary, and, when necessary, act as a liaison between the independent directors of the Board and the Chairman of the Board and/or Chief Executive Officer on sensitive issues; and

•	retaining such counsel or consultants as the Lead Independent Director deems necessary to perform his or her responsibilities.

Board Oversight of Risk

The Board, as a whole and also at the committee level, is responsible for oversight of risks that could affect the company. The Board, committees or both receive regular reports from members of senior management on areas of material risk to the company, including sales, operational, financial, legal and regulatory, and strategic risks. The Audit Committee oversees the company’s enterprise risk assessment and risk management policies. In addition, the Compensation Committee evaluates risks associated with the company’s compensation policies and practices and discusses these risks with the Audit Committee. The Board focuses on the most significant risks facing the company and the company’s processes to enable the organization to identify, manage and mitigate risks. Although the Board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. The company does not believe that the Board’s role in the oversight of risk has an effect on the Board’s leadership structure.

Board of Directors and Committees

The Board met four times during fiscal 2012. The Board has a standing Executive Committee, Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Management Development Committee. Each member of the Audit, Nominating and Corporate Governance, and Compensation and Management Development Committees is independent as defined under the current listing standards of the NYSE and under the additional standards adopted by the Board, as outlined in the company’s corporate governance guidelines.

Executive Committee

Morry Weiss (Chair)
William E. MacDonald, III	Jerry Sue Thornton
Michael J. Merriman, Jr.	Jeffrey Weiss
Charles A. Ratner	Zev Weiss

The Executive Committee has the same power and authority as the Board between meetings of the Board except that it may not fill vacancies on the Board or on committees of the Board. The Executive Committee held one meeting during fiscal 2012.

Audit Committee

William E. MacDonald, III (Chair)	Jeffrey D. Dunn
Scott S. Cowen	Michael J. Merriman, Jr.

The Board has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board also determined that each of Mr. MacDonald and Mr. Merriman qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”) rules. Shareholders should understand that the designation of each of Mr. MacDonald and Mr. Merriman as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon them any duties, obligations or liabilities that are greater than those generally imposed on them as members of the Audit Committee and the Board. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the Audit Committee must have no affiliation with the issuer, other than their board seats, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to Audit Committee members of NYSE listed companies.

The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities by: (1) monitoring the integrity of our financial statements; (2) monitoring the integrity of our auditing, accounting and financial reporting processes generally; (3) monitoring the independence and performance of our independent registered public accounting firm and our internal audit department; (4) monitoring our compliance with legal and regulatory requirements; (5) reviewing the adequacy of and compliance with our financial policies and procedures and systems of internal control; (6) preparing the Audit Committee Report to be included in this Proxy Statement; and (7) making regular reports to the Board and keeping written minutes of its meetings. The Audit Committee is also responsible for reviewing and approving or ratifying transactions with related persons, as described below in the “Certain Relationships and Related Transactions” section of this Proxy Statement. The Audit Committee has the sole authority to engage and replace the independent registered public accounting firm. The Audit Committee met nine times during fiscal 2012. The current version of the Audit Committee charter is available in the investors section of our Web site at www.corporate.americangreetings.com.

Nominating and Corporate Governance Committee

Charles A. Ratner (Chair)	Michael J. Merriman, Jr.
William E. MacDonald, III	Jerry Sue Thornton

The purposes of the Nominating Committee are to (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the director nominees for each annual meeting of shareholders; (2) review and recommend to the Board qualifications for committee membership and committee structure and operations; (3) recommend to the Board directors to serve on each committee and a chair for each such committee; (4) develop and recommend to the Board a set of corporate governance policies and procedures; and (5) lead the Board in its annual review of the Board’s performance. The Nominating Committee met two times during fiscal 2012. A current version of the Nominating Committee charter is available in the investors section of our Web site at www.corporate.americangreetings.com.

It is the policy of the Nominating Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice on or before January 11, 2013 to our Chairman, Chief Executive Officer or Secretary at American Greetings Corporation, One American Road, Cleveland, Ohio 44144, for consideration by the Nominating Committee for that year’s election of directors at the Annual Meeting. It is the policy of the Committee not to evaluate candidates recommended by shareholders any differently from candidates recommended from other sources.

The Nominating Committee determines, and reviews with the Board on an annual basis, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the nominee’s qualification as independent under the listing standards of the NYSE, as well as diversity, age, skill and experience in the context of the needs of the Board. When the Nominating Committee considers diversity, it views diversity in the broadest sense, including a person’s age, gender, race, national origin, education, professional experience and differences in viewpoints and skills. The Nominating Committee has not adopted a formal policy with respect to diversity; however, the Board and the Nominating Committee believe that it is essential that the Board members represent diverse viewpoints and skills, which contribute to a more effective decision-making process. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective director nominees. American Greetings believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enhance the quality of the Board’s deliberations and decisions.

The biography of each current and nominated director set forth below in Proposal One contains information regarding the person’s service as a director of our company, director positions at publicly-held companies held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for American Greetings.

The Nominating Committee will recommend prospective Board members who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who the Nominating Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the shareholders. When seeking candidates for the Board, the Nominating Committee may consider candidates proposed by our Chairman, Chief Executive Officer or shareholders and may also solicit suggestions from incumbent directors, management and third-party search firms, although the Board has not engaged a third-party search firm at this time.

Compensation and Management Development Committee

Scott S. Cowen (Chair)	Charles A. Ratner
Jeffrey D. Dunn	Jerry Sue Thornton

The Compensation Committee of the Board reviews and approves the compensation for our executive officers generally and reviews and approves our executive and employee compensation plans (including the plans for our executive officers, including our named executive officers identified in the Fiscal 2012 Summary Compensation Table in the “Fiscal 2012 Information Concerning Executive Officers” section below); reviews and approves grants and awards to executive officers and other participants under our equity-based compensation plans; and oversees the annual evaluation of management. The Compensation Committee is also responsible for producing the Report of the Compensation and Management Development Committee included in this Proxy Statement. The Compensation Committee met seven times during fiscal 2012. The current version of the Compensation Committee’s charter is available on the investors section of our Web site at www.corporate.americangreetings.com.

Use of Consultants

From time to time, the Compensation Committee uses outside compensation consultants to work with the Compensation Committee and management. The Compensation Committee has engaged Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), to assist it in setting executive and non-employee director compensation levels, designing and implementing incentive plans for executives and non-employee directors, and providing industry data and peer group pay practices to assist management in making recommendations regarding the compensation of our executive officers and non-employee directors. The industry data and recommendations provided by Mercer were used as one of the resources in making compensation decisions during fiscal 2012. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal 2012 were $171,877. The use of an independent consultant provides additional assurance that our executive compensation programs are reasonable and consistent with company objectives. Although management, particularly the Senior Vice President of Human Resources, works closely with Mercer, the consultant is ultimately accountable to the Compensation Committee on engagements relating to the compensation of our executive officers and our outside directors. During fiscal 2012, Mercer periodically participated in Compensation Committee meetings and advised the Compensation Committee with respect to:

•	compensation trends and best practices;

•	changes to the peer group that we use for compensation purposes;

•	plan design;

•	compensation practices in our peer group as well as in the overall marketplace; and

•	the reasonableness of individual compensation awards.

Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the Compensation Discussion and Analysis section below, and for consideration of non-employee director compensation is included in the “Director Compensation” section below.

American Greetings and its subsidiaries also separately retain Mercer and other affiliates of MMC to provide services and products that are unrelated to the services provided to the Compensation Committee on matters relating to the compensation of our executive officers and non-employee directors (the “Unrelated Company Services”). In fiscal 2012, the Unrelated Company Services included such products and services as: insurance coverage, including officer and director insurance, group life insurance, workers compensation insurance and salary continuance insurance; motor vehicle, marine transit, and corporate travel insurance; advisory and administrative services with respect to employee pension plans; and general purpose compensation surveys. During fiscal 2012, we paid Mercer or other affiliates of MMC an aggregate of $153,291 for these Unrelated Company Services, which amount does not include fees passed on by the affiliates of MMC to unrelated third parties for payment of insurance premiums on policies for which the MMC affiliate only provided brokerage or other advisory services. The decisions to engage Mercer or other affiliates of MMC for Unrelated Company Services in fiscal 2012 were made by employees of the company or its subsidiaries. However, the Compensation Committee follows a policy requiring that management receive the Compensation Committee’s prior approval to engage a compensation consultant or an affiliate thereof to provide non-executive compensation services to the extent such engagement, individually or in the aggregate, involves the payment of fees to such consultant or affiliate in excess of $50,000. Accordingly, the Compensation Committee approved in advance the engagement of Mercer and other affiliates of MMC to provide the Unrelated Company Services during fiscal 2012.

Mercer has advised us that none of its principals or employees who provided advice to the Compensation Committee had any direct or indirect involvement in providing the Unrelated Company Services, or in the company’s selection of, or negotiation of arrangements with, Mercer or other affiliates of MMC to provide such services. In addition, none of Mercer’s principals or employees who provided advice to the Compensation Committee received any direct or indirect compensation as a result of Unrelated Company Services, other than to the extent that employees of Mercer benefit from the overall success of MMC and its affiliates generally. The Compensation Committee does not believe that Mercer’s ability to provide it with objective advice was impaired by the Unrelated Company Services provided to the company and its affiliates.

In addition, American Greetings has practices and procedures for ensuring the Compensation Committee’s compensation consultant is independent and for minimizing potential conflicts of interest including the following:

•	The Compensation Committee has the authority to retain and dismiss Mercer at any time;

•	Mercer reports directly to the Compensation Committee and has direct access to the Committee through the Committee chair;

•

Each engagement of Mercer by the Compensation Committee is documented in an engagement letter that includes a description of the agreed upon services, fees and other matters considered appropriate; and

•

As described above, management must receive the Compensation Committee’s prior approval to engage a compensation consultant or an affiliate thereof to provide Unrelated Company Services to the extent such engagement, individually or in the aggregate, involves the payment of fees to such consultant or affiliate in excess of $50,000.

Attendance

During fiscal 2012, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and the respective committees on which he or she serves. We have established a formal policy requiring director attendance at all Board meetings (and meetings of committees of which the director is a member), absent unusual circumstances. We expect our directors to attend the annual meetings of shareholders (which are usually held the same day as a meeting of the Board). Each director attended the 2011 Annual Meeting of Shareholders, except for Messrs. Morry Weiss, Merriman and Ratner, who were unable to attend.

Communications to the Board of Directors

The Board believes that it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and interested parties who wish to communicate with the Board, an individual director, the presiding director of non-management director executive sessions, or the non-management or independent directors as a group can mail a letter to the Board, individual director, presiding director, or group of non-management directors (as applicable) c/o Secretary, American Greetings Corporation, One American Road, Cleveland, Ohio 44144. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state the intended recipients. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors; however, the Secretary will not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The individual directors are not spokespeople for American Greetings and people should not expect a response or a reply to any communication.

Executive Sessions

In accordance with NYSE rules, non-management directors meet in regularly scheduled executive sessions without management. Mr. Ratner has been appointed as the presiding director by the non-management directors to preside at these sessions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated Code of Regulations, the Board is comprised of three classes of directors, each class consisting of not less than three directors and having a three-year term. In accordance with our Amended and Restated Code of Regulations, the Board has fixed the board size at nine (9) members, with each Class having three (3) directors. Class II members are to be elected at the Annual Meeting.

It is proposed that the shareholders re-elect the following nominees for Class II directors: Charles A. Ratner, Jerry Sue Thornton and Jeffrey Weiss. The term of office to be served by each nominee in Class II, if elected, will be three years, until the 2015 Annual Meeting of Shareholders, or until his or her successor is duly elected and qualified. Each of these nominees for Class II director has agreed to stand for re-election.

If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Nominating and Corporate Governance Committee; provided, however, proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required

The nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting by the shares present in person or by proxy and entitled to vote will be elected directors.

The Board unanimously recommends that you vote “FOR” all of the following nominees.

The biography of each of the nominees and continuing directors below contains information regarding the individual’s service as a director for American Greetings, business experience, and director positions at other publicly-traded companies that the individual holds currently or has held at any time during the last five years. In addition, the experiences, qualifications and attributes or skills that caused the Board to determine that the person should serve as a director for the company are also included.

Nominees for Election to Term Ending 2015

(Class II)

Charles A. Ratner (70)     Class II

Director (2000), Chair of the Nominating and Corporate Governance Committee, member of the Compensation and Management Development Committee and Executive Committee

Mr. Ratner is the Chairman of the Board of Forest City Enterprises, Inc. (a publicly-held conglomerate corporation engaged in real estate development, sales, investment and construction), a position that he has held since 2011, and has been a member of its board of directors since 1972. Prior to 2011, Mr. Ratner was Chief Executive Officer and President of Forest City Enterprises, Inc., positions he held for 15 and 17 years, respectively. Mr. Ratner has served as a director of RPM International, Inc. (a publicly-held specialty coatings manufacturer) since 2005. In addition, Mr. Ratner participates in a number of professional, civic, educational, health care and non-profit organizations, including as a board member of The Greater Cleveland Partnership, University Hospitals Case Medical Center, United Jewish Communities, United Israel Appeal, Mandel Associated Foundations, David and Inez Myers Foundation, and the Musical Arts Association as well as on the Board of Governors for The National Association of Real Estate Investment Trusts and the Jewish Agency for Israel, on the Executive Committee for United Way Services of Greater Cleveland and as a Trustee-for-Life for the Jewish Community Federation of Cleveland. Mr. Ratner has been a board member for the Jewish Education Center of Cleveland for more than 15 years.

The Board chose to nominate Mr. Ratner as a director because of his extensive executive management experience, with a particular emphasis in real estate development, along with particular strengths with respect to leadership, management and corporate governance skills gained from more than 40 years of senior management experience at Forest City Enterprises, Inc. as well as his experience on other boards of directors. In addition, Mr. Ratner has acquired a deep understanding of our products and our company during his more than ten years of service on our board and provides the board a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Jerry Sue Thornton (65)     Class II

Director (2000), member of the Nominating and Corporate Governance Committee, Compensation and Management Development Committee and Executive Committee

Dr. Thornton is the President of Cuyahoga Community College, Cleveland, Ohio (the largest community college in northeast Ohio), a position she has held since 1992. Dr. Thornton served as a director of National City Corporation (a publicly-held financial holding company) from 2004 until its sale in December 2008. Dr. Thornton has served as a director of Applied Industrial Technologies, Inc. (a publicly-held distributor of industrial products and services) since 1994 and RPM International, Inc. since 1999. Dr. Thornton also serves on the board of directors of American Family Insurance (a privately-held insurance company) and participates in a number of professional, civic, educational, health care and other non-profit organizations, including as a board member of the Rock and Roll Hall of Fame and Museum, United Way Services of Greater Cleveland, The Greater Cleveland Partnership (Chamber of Commerce), University Hospitals Health Systems, The PlayhouseSquare Foundation, Cleveland Museum of Art, American Association of Community College Voluntary Framework, The League for Innovation in the Community College, SunGard Executive Advisory Council, Community College Leadership Advisory Board and the Gates Foundation Next Generation Learning Challenges Advisory Board.

The Board chose to nominate Dr. Thornton as a director because of her extensive management experience and her experience serving on boards of directors of public companies. In addition, as the president of Cuyahoga Community College, Dr. Thornton has demonstrated management expertise and is a recognized leader in the local community, which, among other things, provides the board a valuable perspective on engagement with the public sector and the communities in which we operate. Dr. Thornton also provides the Board a valuable perspective as a member of the boards of several local non-profit organizations.

Jeffrey Weiss (48)     Class II

Director (2003), member of the Executive Committee

Mr. Weiss is President and Chief Operating Officer of American Greetings, a position he has held since 2003. Prior to becoming President and Chief Operating Officer, Mr. Weiss has had various responsibilities with American Greetings since joining in 1988, including most recently, Executive Vice President, North American Greeting Card Division of American Greetings from 2000 until 2003. Mr. Weiss is a board member of the Cleveland Institute of Art. Jeffrey Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Zev Weiss, a director and our Chief Executive Officer; and the nephew of Erwin Weiss, a Senior Vice President of American Greetings.

The Board chose to nominate Mr. Weiss as a director because of his extensive executive management and leadership skills, together with his significant knowledge of the social expressions industry, gained through his 20-plus years of experience at the company. In addition, as our President and Chief Operating Officer, his day-to-day exposure to the company’s activities provides Mr. Weiss with an exhaustive understanding of our operations and an in-depth knowledge of our corporate strategies.

Continuing Directors with Term Expiring in 2013

(Class III)

Scott S. Cowen (65)     Class III

Director (1989), Chair of the Compensation and Management Development Committee, member of the Audit Committee

Dr. Cowen is President and Seymour S Goodman Professor of Management and Professor of Economics, Tulane University, a position he has held since 1998. Prior to that, Dr. Cowen served as Dean and Albert J. Weatherhead, III Professor of Management, Weatherhead School of Management at Case Western Reserve University. Dr. Cowen has served as a director of Forest City Enterprises, Inc. since 1989 and Newell Rubbermaid Inc. (a publicly-held consumer home products company) since 1999. He was a director of Jo-Ann Stores, Inc. (a publicly-held specialty store retailer) from 1987 until its sale in 2011. Dr. Cowen has been a member of the Board of Overseers of TIAA-CREF (a private financial services company) since 2010. Dr. Cowen participates as a board member of a number of civic organizations, including as Chair of the Southeast Louisiana Regional Airport Authority, and as a member of the New Orleans Business Council, New Orleans Public Belt Railroad and Greater New Orleans Inc.

The Board selected Dr. Cowen because of his breadth of knowledge in economics, finance and management, extensive experience in the public sector and his cumulative service on boards of directors in industries that are relevant to our operations. As the president of Tulane University, a national research university, Dr. Cowen also brings valuable management and leadership experience. In addition to the leadership skills he possesses as a result of his work at Tulane University, Dr. Cowen has gained extensive crisis management experience from his leadership in the rebuilding of Tulane following its devastation by Hurricane Katrina. He also played a leadership role in the rebuilding of New Orleans following Hurricane Katrina, and in major New Orleans civic and business organizations, including chairing the Southeast Louisiana Regional Airport Authority and a committee charged with reforming and rebuilding the New Orleans public schools following Hurricane Katrina.

William E. MacDonald, III (65)     Class III

Director (2007), Chair of the Audit Committee, member of the Executive Committee and Nominating and Corporate Governance Committee

Mr. MacDonald was Vice Chairman and member of the Office of the Chairman of National City Corporation from 2001 until his retirement in 2006. Prior to that, Mr. MacDonald held various management positions within National City over more than 30 years including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio Bank. Mr. MacDonald has served as a director of Lincoln Electric Holdings, Inc. (a publicly-held manufacturer and reseller of welding and cutting products) since 2007. He was a director of The Lamson & Sessions Co. (a publicly-held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes) from 2006 to 2007 and MTC Technologies, Inc. (a publicly-held provider of technical and professional services and equipment integration for the U.S. military and intelligence agencies) from 2002 to 2007, when in each case the boards were dismantled as a result of divestiture. Mr. MacDonald has served as a director of Segmint Inc. (a privately held technology-based company helping financial institutions and their marketing partners build digital customer relationships) since 2008. Mr. MacDonald participates as a board member of a number of civic, health care and other non-profit organizations including The Cleveland Clinic Foundation and is Trustee Emeritus of The Diversity Center and WVIZ/PBS and 90.3 Ideastream.

The Board selected Mr. MacDonald because of his valuable experience and insights into banking and capital markets gained during his thirty-eight year career in increasingly significant management positions with National City Corporation. Mr. MacDonald’s experience in leading a large corporate organization, structuring complex financial solutions, and his expertise in economic issues provide the Board with valuable expertise and qualifies him as a “financial expert” on the Board’s Audit Committee, as described above under the section “Audit Committee.” In addition, Mr. MacDonald’s service as a director on boards of other public companies has enhanced his understanding in areas of executive management, corporate governance, strategic planning and executive compensation, which has made him a valuable resource to the company. Mr. MacDonald also brings a valuable perspective as a member of the boards of several prominent local non-profit organizations.

Zev Weiss (45)    Class III

Director (2003), member of the Executive Committee

Mr. Weiss became Chief Executive Officer of American Greetings in 2003. Prior to becoming Chief Executive Officer, Mr. Weiss had various responsibilities with American Greetings since joining in 1992, including most recently, Executive Vice President, A.G. Ventures and Enterprise Management from 2001 to 2003. He is currently on the board of United Way Services of Greater Cleveland and is the 2011-2012 Campaign Co-Chair. Mr. Weiss serves as President of the Board of Fuchs Mizrachi Day School. Zev Weiss is the son of Morry Weiss, our Chairman of the Board; the brother of Jeffrey Weiss, a director and our President and Chief Operating Officer; and the nephew of Erwin Weiss, a Senior Vice President of American Greetings.

The Board selected Mr. Weiss because of his extensive executive management and leadership skills gained through his 18 years of experience at the company. Mr. Weiss has extensive knowledge of the social expressions industry in general and the company’s business in particular and, as our Chief Executive Officer, Mr. Weiss’s day-to-day leadership of American Greetings gives him critical insights into our operations and strategies, and provides an important link between management and our Board, facilitating the Board’s ability to effectively perform its oversight function with the benefit of management’s perspective on the business.

Continuing Directors with Term Expiring in 2014

(Class I)

Jeffrey D. Dunn (57)    Class I

Director (2007), member of the Audit Committee and Compensation and Management Development Committee

Mr. Dunn served as president and chief executive officer and was a director of HIT Entertainment Limited (a children’s entertainment company), from 2008 until the company was sold in February 2012. Before that, Mr. Dunn was a private investor, and was employed by MTV Networks (an entertainment company and a division of Viacom, Inc., a publicly-held company) as Chief Operating Officer of the Nickelodeon Networks Group and the President of Nickelodeon Film Enterprises from 1993 to 2006. Prior to that time, Mr. Dunn was employed as Director of Marketing, Arthur D. Little (a publicly-held management consulting firm), from 1991 to 1993, Director of Marketing, Bank of Boston (a Boston, Massachusetts banking institution) from 1986 to 1991, and Associate International Director, Time Magazine (a weekly news magazine) and General Manager, Discover Magazine (monthly general science magazine) from 1977 to 1986. He is a director of a number of privately-held companies, including Vlingo Corporation.

The Board selected Mr. Dunn as a director because of his expertise in the areas of children’s entertainment, intellectual property, digital content and licensing as well as his international business experience. In addition, during his career, among other significant achievements, Mr. Dunn implemented business strategies for the successful development of worldwide children’s entertainment brands and other intellectual property rights, which has provided the Board a valuable resource on a variety of matters, including the marketing, development and merchandising of the company’s entertainment properties, such as Care Bears and Strawberry Shortcake.

Michael J. Merriman, Jr. (56)    Class I

Director (2006), member of the Audit Committee, Nominating and Corporate Governance Committee and Executive Committee

Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC (a private equity firm) since 2008. From 2006 until its sale in 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co. Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings from 2005 until 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co. (a publicly-held manufacturer and marketer of Dirt Devil vacuum cleaners) from 1995 until 2004, was its Chief Financial Officer from 1992 to 1995, and served on the board of directors from 1993 to 2004. Mr. Merriman served as a director of RC2 Corporation (a publicly-held manufacturer of pre-school toys and infant products) from 2004 until its sale in 2011. Mr. Merriman has served as a director of Nordson Corporation (a publicly-held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing) since 2008; OMNOVA Solutions Inc. (a publicly-held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces) since 2008; and Regis Corporation (a publicly-held operator of beauty salons in North America and Europe, including Supercuts, Smart Style Salons in Wal-Mart stores and Regis Salons in malls) since 2011. Mr. Merriman is also a director of Boys Hope Girls Hope of Northeast Ohio, True Hero, Inc. and John Carroll University.

The Board selected Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his service on boards of directors of other publicly-traded companies and his product development expertise. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant, which provides the Board with valuable expertise and qualifies him as a “financial expert” on the Audit Committee, as described above under the section “Audit Committee.” In addition, because of his wide range of management experience, including as a former partner at Arthur Andersen & Co. and his service as chief financial officer of American Greetings, Mr. Merriman provides valuable insight into the company’s operations as well as its interactions with investors and financial analysts.

Morry Weiss (72)    Class I

Director (1971), Chairman of the Board of Directors, Chair of the Executive Committee

Mr. Weiss joined American Greetings in 1961 and has had various responsibilities with American Greetings including Group Vice President of Sales, Marketing and Creative. In June 1978, Mr. Weiss was appointed President and Chief Operating Officer. From 1987 until 2003, Mr. Weiss was Chief Executive Officer of American Greetings. In 1992, Mr. Weiss became our Chairman. Mr. Weiss serves as a member of the advisory board of Primus Venture Partners (equity investor in companies requiring growth capital). Mr. Weiss served as a director of National City Corporation from 1991 until its sale in 2008. Mr. Weiss participates in a number of professional, educational and non-profit organizations, including the Yeshiva University Board of Trustees and as a trustee of the Cleveland Clinic Foundation. Morry Weiss is the father of Jeffrey Weiss, a director and our President and Chief Operating Officer; the father of Zev Weiss, a director and our Chief Executive Officer; and the brother of Erwin Weiss, a Senior Vice President of American Greetings.

The Board selected Mr. Weiss as a director and Chairman of the Board of Directors because of his 50 years of extensive experience in the social expressions industry, holding positions of ever-increasing executive responsibility at the company, including accomplished roles as American Greetings’ President, Chief Operating Officer and Chief Executive Officer. As a member of our company’s founding family and member of senior management for over 30 years, Mr. Weiss has extensive knowledge of our industry as well as our business and history that provides the Board valuable insight into our operations and strategies. In addition, Mr. Weiss has served on various boards of directors of other companies and organizations, providing the Board with an array of valuable perspectives and insights.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During fiscal 2012, our total revenue, operating results and cash flows were impacted by the multiple strategic actions we executed during the year to support both our short-term and long-term business goals, including:

•	continuing to drive product leadership initiatives;

•	driving growth in our product leadership, primarily our new Web site, Cardstore.com, through increased marketing spending;

•	deploying additional capital to fund our multi-year information technology systems refresh project intended to drive efficiencies in our business and add new capabilities;

•	expanding our international footprint through the acquisition of Watermark Publishing Limited in the United Kingdom;

•	supporting the expanded relationships and distribution with our retail partners through additional investment and rollout activities; and

•	strengthening our balance sheet by refinancing our debt.

Although these strategic actions, along with the continued instability in the global economy, brought volatility to our earnings, we believe that these actions will help us grow our business over the long term. Moreover, to mitigate the impact that some of these activities had or may have on our earnings, we continue to seek to improve efficiencies and streamline our supply chain and back office processes in order to reduce our supply chain and general and administrative expenses. To this end, our financial performance generally met or exceeded our expectations for fiscal 2012, where we exceeded our revenue and earnings per share goals and met our earnings before interest and taxes goal under the American Greetings Key Management Annual Incentive Plan. We accomplished these goals despite these activities as well as changes during the fiscal year that caused us to absorb unanticipated events and costs.

In fiscal 2012, we continued with the same executive compensation philosophy that we have had in place for several years. We use this philosophy to determine the compensation programs and practices for all our executive officers, including our named executive officers who are listed in the Fiscal 2012 Summary Compensation Table. The fundamental principle of this philosophy is performance – performance of the organization and its business units, and performance of the individual – compared to financial goals, strategic initiatives and individual goals. The compensation decisions we made in fiscal 2012 were based on this principle. Accordingly, during fiscal 2012, we made few material changes to the principal compensation programs that we had in place during fiscal 2011. However, beginning with grants made in fiscal 2012, we revised our equity compensation program to eliminate the granting of stock options so that our regular annual equity grant program now consists of all restricted stock units, or RSUs, rather than a combination of RSUs and stock options. The actual number of RSUs granted to each of our named executive officers during fiscal 2012 was at the target level or higher, which was determined by the individual’s performance rating for fiscal 2011 and the target grant size for his position. The number of RSUs granted in fiscal 2013 to our named executive officers was also at the target level or higher, which was determined by the individual’s performance rating for fiscal 2012 and the target grant size for his position. Additionally, in an effort to eliminate compensation programs offered by the company that are not widely utilized, yet are administratively burdensome to operate, in fiscal 2012, the Compensation Committee determined to freeze our Executive Deferred Compensation Plan such that participants, including the named executive officers, are no longer permitted to make new deferral elections under this plan. In addition, effective in fiscal 2013, additional matching and profit sharing contributions under the Executive Deferred Compensation Plan’s maximizer and restoration benefits will not be provided.

As described below, the payments made to our named executive officers under the Key Management Annual Incentive Plan in April 2012 were based on our fiscal 2012 financial performance, which met or exceeded the Key Management Annual Incentive Plan’s earnings per share, or EPS, target of $2.40 per share,

Total Revenue target of $1,669.7 million and Corporate earnings before interest and taxes, or EBIT, target of $180.2 million (or EPS target of $2.51 per share, Total Revenue target of $1,651.7 million, and Corporate EBIT target of $183.0 million, in each case as adjusted by the factors described below under “Key Management Annual Incentive Plan – General”), resulting in payouts to the named executive officers under the corporate and business unit components of the Key Management Annual Incentive Plan at 105.2% and 100% of the target incentive percentages for their specific positions, respectively. In addition, under our salary increase program for North American salaried associates, in fiscal 2012, each of our named executive officers received a base salary increase ranging from 3% to 14% based on his individual performance and the other factors described below.

General Philosophy

We believe that our executive compensation program should enable us to attract, reward and retain those talented executives we need in our organization to achieve our key objectives and ultimately increase shareholder value. We also believe that our compensation program should reward our executives for achieving their goals. We believe that these goals should include components from corporate-wide, business unit and individual performance initiatives and that these goals should align the efforts and interests of the executives with the interests of American Greetings and, most importantly, the interests of our shareholders. Under our programs, executives who achieve their individual performance goals and who play a role in achieving the corporate and applicable business unit goals may be awarded both cash and equity-based incentives.

We believe that our compensation program, in total, should be competitive with compensation programs offered by other employers of similar size and in similar industries. We also believe that the compensation paid to any one individual executive should be differentiated from that paid to our other executives based on the executive’s skills and experience, overall performance contributions, and performance compared to specific goals and objectives.

Board Processes

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process neither begins nor ends with any particular Compensation Committee meeting. Compensation decisions are designed to encourage and reward executives for accomplishing our fundamental business objectives and strategic goals within the principles of our compensation philosophy. Business planning, succession planning, evaluation of management performance and consideration of the business environment are year-round processes. Consequently, our compensation process is also a year-round process.

In establishing compensation for fiscal 2012, the Compensation Committee conducted a review of the compensation and performance of the Chief Executive Officer, and reviewed compensation data provided by Mercer, our independent compensation consultant, when establishing the Chief Executive Officer’s compensation level, as described below in “Setting Compensation.” The Chief Executive Officer and/or the President and Chief Operating Officer reviewed the performance of the remaining executive officers. They then made initial determinations of each executive officer’s individual performance and changes to base salary, subject to the review and approval of the Compensation Committee (which consulted from time to time with the Senior Vice President of Human Resources), which itself reviewed the compensation data provided by Mercer. Although management makes recommendations about designs for and, if warranted, changes to our compensation programs, in establishing the compensation for fiscal 2012, the Compensation Committee approved all incentive and equity programs in which executive officers or directors participated, as well as all equity grants and cash payments made to each executive officer or director made under any of these programs. Management recommended for approval of the Compensation Committee the fiscal 2012 business performance targets upon which payments to executive officers were based. As it relates to compensation for fiscal 2012, the Chief Executive Officer, Senior Vice President and General Counsel, and the Senior Vice President of Human Resources worked with the Compensation Committee chair in establishing the agenda for Compensation Committee meetings and typically attended committee meetings (but were not present during executive sessions unless requested by the Committee). Management also prepared meeting information and supporting materials for each Compensation Committee meeting. Executive officers, including the Chief Executive Officer, the

President and Chief Operating Officer, the Chairman, and the Senior Vice President of Human Resources, regularly participated in Compensation Committee meetings to provide:

•	background information regarding the compensation of our employees;

•	evaluations of the performance of executive officers;

•	recommendations on compensation plans and programs and the actual compensation of executive officers; and

•	other information as was requested by the Compensation Committee.

Setting Compensation

In connection with setting the actual compensation levels for our executive officers, from time to time we collect information from the marketplace on how other employers compensate people in similar positions, using industry data, consumer products industry data and, depending on the position, data from industry segments or individual companies, specifically to obtain a general understanding of current compensation practices. We usually focus more heavily on data from consumer products companies because: (1) our core business is consumer products focused – we create, manufacture, market and distribute social expressions products sold to consumers; and (2) we often recruit employees from consumer product companies, or from companies that support or otherwise service the consumer products industry. Generally, for both the overall industry and consumer products market data, we look at companies with revenue that approximates our revenue. We typically obtain this data from compensation surveys that are published by nationally recognized consulting firms, and in fiscal 2012, we used compensation data provided by Mercer to help assess and establish the compensation of our named executive officers, as described below. Alternatively, as described below, we may commission a custom study by one of these consulting firms, using data held in their databases or information included in the proxy statements and other public filings of companies similar to us. While information developed solely from public filings covers only those individuals for whom compensation information is disclosed publicly, generally these positions correlate to our Chief Executive Officer, President and Chief Operating Officer and certain of our Senior Vice Presidents. In general, compensation realized by executives from prior awards or grants made by us, such as gains from previously awarded stock options or equity awards, is not taken into account in setting current compensation levels. We believe that our executive officers should be fairly compensated each year compared to market pay levels, internal equity among other executive officers and their own individual performance contributions.

In setting compensation to be paid to each of our named executive officers in fiscal 2012, we reviewed compensation data provided by Mercer, which compared the compensation that we pay our named executive officers to that paid to executives with comparable positions in the companies included in our fiscal 2012 comparison peer group described below. Mercer compared the compensation of these named executive officers against the companies in our fiscal 2012 comparison peer group listed below to assist the Compensation Committee in its assessment of whether any adjustment to the total compensation or any particular element of the compensation provided to our named executive officers was appropriate. Based on this analysis, Mercer determined that total cash compensation paid to our named executive offers was above the peer group median, while long-term equity compensation was below the peer group median, resulting in total direct compensation generally falling below the peer group median. The Compensation Committee took these findings into account in setting fiscal 2012 compensation for our named executive officers, as described below under “Analysis of Compensation Elements Paid to Named Executive Officers.”

Although the peer groups that we utilize are generally consistent from year to year, we periodically review and update these peer group companies to reflect changes in the companies themselves (such as resulting from bankruptcies or changes in control), changes in the marketplace and changes within American Greetings. Because there are few comparable greeting card companies with publicly available information, we selected these companies in consultation with Mercer because the nature of their businesses is similar to ours, in this case primarily in the housewares and specialties categories or otherwise with similar product lines, and they are considered representative of the companies with which we compete for executive talent. We also strive for the peer group companies to collectively have median revenues, market value and/or a ratio of market value to revenues that are similar to those of American Greetings. Based on the foregoing, we used the following peer companies for purposes of assessing the compensation paid to our named executive officers in fiscal 2012. The median peer group revenue, market value and ratio of market value to revenue considered when assessing compensation paid at the peer group companies set forth below relative to the compensation paid to our named executive officers for fiscal 2012 were $1,597 million, $955 million and 0.76, respectively, compared to our revenue, market value and market value to revenue ratio of $1,636 million, $898 million and 0.55, respectively:

Fiscal 2012 Comparison Group
• Alberto-Culver Company	• Herbalife, Ltd.
• Blyth, Inc.	• JAKKS Pacific, Inc.
• Callaway Golf Company	• Jarden Corporation
• Central Garden & Pet Company	• Libbey Inc.
• Church & Dwight, Inc.	• McCormick & Co.
• CSS Industries, Inc.	• Revlon, Inc.
• Lifetime Brands, Inc.	• Scholastic Corporation
• Elizabeth Arden, Inc.	• The Scotts Miracle-Gro Company
• Energizer Holdings, Inc.	• Tupperware Brands Corp.
• Hasbro, Inc.

During fiscal 2012, we modified our peer group, removing three of the companies (Alberto-Culver Company, McCormick & Co. and Herbalife, Ltd.) that were considered in setting compensation for fiscal 2012, either because, in the case of Alberto-Culver Company, it is no longer a publicly-traded company, or, in the case of McCormick & Co. and Herbalife Ltd., the nature of their products and their valuations were not consistent with the other companies in our peer group. In fiscal 2012, we also added two companies, Spectrum Brands, which was previously in our peer group but was removed as a result of its bankruptcy, and Nu Skin Enterprises, both of which we added because they fit within the size parameters and the industry/product context of the other peer group companies. The median peer group revenue, market value and ratio of market value to revenue considered in establishing the peer group companies set forth below for compensation paid to our named executive officers in fiscal 2013 were $1,530 million, $891 million and 0.54, respectively, compared to our revenue, market value and market value to revenue ratio of $1,593 million, $863 million and 0.54, respectively.

Fiscal 2013 Comparison Group
• Blyth, Inc.	• Jarden Corporation
• Callaway Golf Company	• Libbey Inc.
• Central Garden & Pet Company	• Lifetime Brands, Inc.
• Church & Dwight, Inc.	• Nu Skin Enterprises
• CSS Industries, Inc.	• Revlon, Inc.
• Elizabeth Arden, Inc.	• Scholastic Corporation
• Energizer Holdings, Inc.	• Spectrum Brands
• Hasbro, Inc.	• The Scotts Miracle-Gro Company
• JAKKS Pacific, Inc.	• Tupperware Brands Corp.

Elements of Executive Compensation

The compensation program for our named executive officers generally consists of the following elements:

•	Base salaries;

•	Annual cash incentive awards;

•	Long-term equity compensation;

•	Benefits;

•	Perquisites; and

•	Termination and/or change in control protection.

We selected these compensation elements to create a flexible package that bases much of its payout on the performance of the individual executive, the business unit to which that executive is assigned and the total corporation.

In arriving at our decision on 2012 executive compensation, we took into account the affirmative shareholder ‘say-on-pay’ vote at the 2011 annual meeting of shareholders. Because a substantial majority (over 90%) of our shareholders approved the compensation program described in our proxy statement in 2011, we continued to apply the same principles in determining the amounts and types of executive compensation and did not implement changes to our executive compensation program as a result of the shareholder advisory vote. After consideration of the voting results of the 2011 annual meeting of shareholders, and based upon our prior recommendation, we elected to hold say-on-pay votes on a triennial basis. Accordingly, we expect to hold our next say-on-pay vote in connection with our 2014 annual meeting of shareholders.

Allocation Among Elements

Under our compensation structure, the mix of base salary, annual cash incentive and equity compensation as a percentage of total direct compensation varies depending upon the position’s level in management. We reviewed compensation data provided by Mercer in setting fiscal 2012 compensation for our named executive officers, but we also evaluated the total compensation paid to our named executive officers considering a number of factors in addition to market pay levels. For example, in considering total compensation, as well as the allocation among the elements of compensation, we consider such factors as company performance, internal equity among other executive officers, retention and each executive’s individual performance contributions. Each of these factors is assessed qualitatively and there are no specific weightings given to any criteria. Based on the compensation data provided by Mercer and described above in “Setting Compensation,” we found that the target total cash compensation (generally base salary plus the target cash bonus under our Key Management Annual Incentive Plan) paid to our named executive officers was generally above the market median, while long-term equity compensation paid to our named executive officers as a group was generally below the market median, resulting in total direct compensation paid to our named executive officers as a group being below the market median.

There is no pre-established policy or target for allocating between either cash and non-cash or short-term and long-term incentive compensation. In allocating compensation among these elements, we believe that the compensation of our most senior levels of management – the levels of management having the greatest ability to influence American Greetings’ performance – should have a significant portion of their compensation at risk, and should be paid only on the accomplishment of pre-established goals and objectives. We believe that lower levels of management should receive a greater portion of their compensation in base salary – with less variability – because they have less of an ability to significantly affect the financial performance of the business.

Analysis of Compensation Elements Paid to Named Executive Officers

Base Salaries

General.    Base salaries are provided to compensate the executive for performing the essential responsibilities of his or her job, as well as to provide market-competitive compensation to attract, retain and motivate exceptional executive talent. We evaluate each named executive officer’s base salary annually, and when making changes we consider:

•	the executive officer’s contributions to the organization, including accomplishment of individual goals and objectives;

•	any changes in responsibilities and roles;

•	any significant differences between the executive officer’s base salary and the base salaries of comparable executives in the market, specifically among our peer group; and

•	internal pay equity.

Salary adjustments, if any, normally take effect on May 1st, based on performance in the immediately preceding fiscal year.

Named Executive Officers.    To determine the base salary to be paid to the Chief Executive Officer in fiscal 2012, as well as to determine his equity grant level, the Compensation Committee assessed the Chief Executive Officer’s performance during, and his contribution to our results in, fiscal 2011. The Compensation Committee primarily considered our financial performance, including objectives based on achieving financial goals established under our 2011 Key Management Annual Incentive Plan. The Compensation Committee also considered the Chief Executive Officer’s other individual performance goals established for fiscal 2011, which were based on his contributions to the achievement of our major corporate initiatives, including:

•	driving product leadership;

•	completing the integration of the Papyrus wholesale business and Recycled Paper Greetings into the existing businesses;

•	developing new, and growing existing, businesses;

•	continuing to redesign the processes and systems we use to develop, source and deliver our products to improve efficiency and execution;

•	continuing to achieve supply chain cost savings, reducing expenses through such activities as rationalizing certain business units and product lines; and

•	developing our human capital and improving the diversity of our workforce.

Each of these goals is primarily assessed qualitatively and there are no specific weightings given to any criteria. The Compensation Committee determined that for fiscal 2011, Mr. Zev Weiss exceeded these objectives. Also, in assessing the base salary to be paid to the Chief Executive Officer in fiscal 2012, the Compensation Committee considered the compensation data provided by Mercer, as described above under “Setting Compensation,” where it found that target total cash compensation paid to the Chief Executive Officer was above the market median, while long-term equity compensation continued to be below the market median, resulting in total direct compensation paid to our Chief Executive Officer being below the market median. Based on Mr. Zev Weiss’s performance, and in consideration for the competitiveness of his total cash compensation, effective May 1, 2011, the Compensation Committee increased Mr. Zev Weiss’s salary by 4%, from $949,103 to $987,067.

In assessing the base salaries to be paid to each named executive officer other than the Chief Executive Officer in fiscal 2012, the Compensation Committee considered the compensation data provided by Mercer and described above under “Setting Compensation.” Also in assessing the base salaries to be paid in fiscal 2012 to each named executive officer other than the Chief Executive Officer, as well as in determining his equity grant level, the Compensation Committee considered the Chief Executive Officer’s proposed change to each named executive’s base salary, together with his assessment of each other named executive officer’s performance during fiscal 2011 relative to the officer’s individual performance objectives. Our named executive officers’ individual performance goals are developed to ensure that the officers and the business units for which they are responsible are driving those actions and initiatives that will ensure that the business units and the company achieve their short-term financial objectives and their long-term strategic goals. These goals are designed to be internally consistent across business units and to collectively drive the achievement of our short- and long-term goals and strategies. These goals are generally assessed qualitatively, with no specific weightings given to any criteria.

The fiscal 2011 goals for Mr. Jeffrey Weiss included objectives based on achieving the financial goals under our 2011 Key Management Annual Incentive Plan, as well as reducing costs and improving efficiency through process improvement, beginning implementation of an enterprise resource planning system, beginning a globalization initiative, and improving product yield. Mr. Jeffrey Weiss’s goals also included:

•	the integration of Recycled Paper Greetings and the Papyrus wholesale business;

•	introducing initiatives to support the company’s product leadership efforts;

•	expanding retail distribution channels; and

•	developing new and existing character properties.

Based on his exceeding most of his individual performance goals, and considering the compensation data provided by Mercer and described above under “Setting Compensation,” where it found that his target total cash compensation was above the market median, while long-term equity compensation continued to be below the market median, resulting in total direct compensation paid to be below the market median, effective May 1, 2011, the Compensation Committee determined to increase Mr. Jeffrey Weiss’s base salary by 4%, from $742,906 to $772,622.

The fiscal 2011 goals for Mr. Smith included:

•	objectives based on achieving the financial goals under our 2011 Key Management Annual Incentive Plan;

•	integrating Recycled Paper Greetings’ finance functions;

•	implementing audit governance best practices, procedures and control mechanisms;

•	strengthening the annual financial planning and performance processes;

•	implementing new payroll and other shared services administrative practices;

•	executing capital structure changes;

•	overseeing significant tax benefits related to strategic changes; and

•	developing our human capital and improving workforce diversity.

The fiscal 2011 goals for Mr. Beeder included:

•	objectives based on achieving the financial goals under our 2011 Key Management Annual Incentive Plan as well as achieving revenue growth in core accounts and business segments;

•	improving yield, business processes, and merchandising and planning functions;

•	strengthening business development through renewing, revising, and executing customer agreements and improved customer planning and management activities;

•	growing, harvesting and/or exiting specialty businesses;

•	improving retail productivity at core accounts;

•	implementing marketing activities to strengthen the corporate brand;

•	leveraging the company’s inbound licensing activities;

•	improving sales and marketing analytics; and

•	developing our human capital and improving workforce diversity.

The fiscal 2011 goals for Mr. Goulder included:

•	effectively executing cost reduction in the supply chain as well as identifying future cost savings initiatives;

•	improving productivity while decreasing costs;

•	partnering with commercial teams to improve yield, manage costs and grow sales and profitability;

•	improving service levels, including by manufacturing on time and by improving the retail point of sale fulfillment while minimizing inventory costs;

•

driving continuous improvement in the field sales organization; managing a cost efficient internal consulting group that supports cost-out programs, growth efforts and the identification and development of corporate strategic goals; and

•	supporting key human resources, sustainability and corporate initiatives.

Based on Mr. Smith meeting most of his individual performance goals, effective May 1, 2011, the Compensation Committee determined to increase Mr. Smith’s salary by 3%, from $424,711 to $437,453. Based on Mr. Beeder significantly exceeding most of his individual performance goals, effective May 1, 2011, the Compensation Committee determined to increase Mr. Beeder’s salary by 4% from $492,000 to $511,680. In addition, during the first half of fiscal 2012, Mr. Beeder assumed additional responsibilities over our AG Interactive operations. As a result of these increased responsibilities, together with the significant contributions made to the organization since joining American Greetings in 2008, effective July 1, 2011, the Compensation Committee increased Mr. Beeder’s salary by 10% from $511,680 to $562,900. Based on Mr. Goulder meeting most of his individual performance goals, effective May 1, 2011, the Compensation Committee determined to increase Mr. Goulder’s salary by 3% from $492,067 to $506,829.

Key Management Annual Incentive Plan

General.    Consistent with our emphasis on pay-for-performance, we have established the American Greetings Corporation Key Management Annual Incentive Plan, under which our executive officers, including our named executive officers, are eligible to receive awards based on performance against annually established performance goals. These goals include company-wide and individual business unit financial measures as well as individual performance objectives. This plan is an important component of our compensation package because it is designed to focus our executive officers’ efforts on, and reward executive officers for, annual operating results that help create value for our shareholders. At its target level, in fiscal 2012 the Key Management Annual Incentive Plan award represented between 41% and 50% of a named executive officer’s total cash compensation, and between 35% and 38% of a named executive officer’s total direct compensation, depending on the executive’s position.

The corporate performance goals for the Key Management Annual Incentive Plan are determined through our annual planning process, which generally begins in the December that precedes the beginning of the fiscal year. During this process, management develops an annual operating plan that is consistent with our strategic plan, and that contains specific, quantifiable annual financial goals. These goals are established for each business unit and for American Greetings as a whole. Around the beginning of each fiscal year, the full Board of Directors meets with senior management and discusses and approves the operating plan for the subsequent fiscal year. The operating plan goals form the basis for the annual incentive performance measures and goals. In this manner, the Board of Directors approved the annual operating plan, and its financial goals and objectives, for fiscal 2012. Similarly, for fiscal 2012, the Compensation Committee approved these operating plan goals, as adjusted by the factors described below, as the incentive plan’s financial objectives for both the corporate and business unit components for executive officers.

Any awards granted under the Key Management Annual Incentive Plan are determined at year-end based on actual performance against the pre-established specific corporate, business unit and individual goals. The Chief Executive Officer reviews each named executive officer’s individual performance and recommends to the Compensation Committee for its approval the level of compensation the officer should receive based on his individual performance. The Committee itself evaluates the performance of the Chief Executive Officer. The incentive plan award payments to any named executive officer must be reviewed and approved by the Compensation Committee prior to payment. The Compensation Committee may modify the recommendation provided by the Chief Executive Officer with respect to any named executive officer, which in turn affects payment under the Key Management Annual Incentive Plan. The Compensation Committee must approve any adjustments to the financial goals applicable to executive officers for purposes of determining if a business unit or the company has achieved its goals. Except as otherwise determined by the Compensation Committee, permitted adjustments are determined at the same time that the financial goals are initially established at the beginning of each year. These adjustments are described in a manner that can be objectively determined and are intended to account for items, events or changes in the business or its plans that, if included, would either (1) not be a meaningful measure of performance, or (2) not appropriately incentivize management. When made, these adjustments apply to all managers, including the named executive officers, who are assigned to the business unit for which the adjustment is being granted or, in the case of an adjustment to a corporate goal, these adjustments apply to all managers, including the named executive officers. With respect to the corporate and business unit goals established under the Key Management Annual Incentive Plan for fiscal 2012, these goals are calculated in accordance with U.S. generally accepted accounting principles, or GAAP. However, at the beginning of fiscal 2012, when the goals were established, the Committee determined that the following items or events, if they occur, should be excluded, and the Corporate EPS, Total Revenue and Corporate EBIT goals, as applicable, and results as measured against such goals should be adjusted accordingly, if they were not otherwise previously factored into the financial goals:

•	Gains, losses or expenses for the fiscal year determined to be extraordinary or unusual in nature or infrequent in occurrence;

•	Gains, losses or expenses for the fiscal year related to the acquisition or disposal of a segment or business all as determined in accordance with GAAP;

•	Gains, losses or expenses for the fiscal year related to a change in accounting principle, as consistently applied;

•	Charges related to head count and other reductions in force, including severance;

•	Gains, losses or expenses for the fiscal year related to restructuring charges, discontinued operations and fixed asset sales;

•	Translational gains or losses arising from changes in foreign exchange rates;

•	Non-cash long-lived asset impairment charges;

•	Gains, losses or expenses associated with plant closings;

•	Inventory buy-back expenses incurred in connection with the conversion of a customer to a scan-based trading relationship;

•	The effect of acquisitions and dispositions;

•

The amount by which upfront payments, investments or other expenditures incurred in connection with new or amended retail contracts are in excess of revenue that is generated from such contracts during the fiscal year;

•	The impact of repurchases of our debt or capital stock in the open market or otherwise; and

•	The effect of capital restructuring initiatives, including refinancing of indebtedness.

Performance Measures.    Under the fiscal 2012 Key Management Annual Incentive Plan, incentives are awarded to our named executive officers based on three components: (1) corporate performance (weighted at 30%), (2) business unit performance (weighted at 50%), and (3) individual performance (weighted at 20%).

For the named executive officers:

•	the corporate component is based on performance compared to an earnings per share (Corporate EPS) goal and a total revenue (Total Revenue) goal;

•

the business unit component is based on performance compared to a consolidated corporate earnings before interest and taxes (Corporate EBIT) goal, after adjustments for variations in net capital employed compared to the financial plan, with a charge/credit at the weighted average cost of capital; and

•

the individual component is generally based on the officer’s individual performance compared to performance goals and objectives that are designed to ensure the achievement of the business unit and corporate goals, as well as any longer-term strategic initiatives evaluated qualitatively.

The primary measure for performance under the corporate component of our Key Management Annual Incentive Plan is Corporate EPS, weighted at 90% of the 30% target award for the corporate component. Because of its direct correlation to the interests of our shareholders, we believe an EPS goal is a good measure of overall management performance. To provide an incentive for the profitable growth of corporate revenue, the Corporate EPS performance measure is complemented by a total revenue performance measure, weighted at 10% of the 30% target award for the corporate component. We measure Corporate EPS and Total Revenue at the end of the fiscal year. Corporate EPS is calculated as the annual consolidated net income divided by the planned total number of shares outstanding as calculated on a fully diluted basis, adjusted by the factors described above in this section under “General.” Total Revenue is calculated as consolidated net sales and other revenues, including but not limited to royalties, advertising, subscriptions and other revenue streams directly related to the conduct of our principal business, adjusted by the factors described above in this section under “General.” For fiscal 2012, the Corporate EPS goal was $2.40 per share (or $2.51 per share, as adjusted by the factors described above in this section under “General”) and the Total Revenue goal was $1,669.7 million (or $1,651.7 million, as adjusted by the factors described above in this section under “General”).

The performance measure under the business unit component of the Key Management Annual Incentive Plan for our named executive officers is Corporate EBIT, which is consolidated earnings before interest and taxes, as adjusted by the factors described above in this section under “General.” We believe Corporate EBIT is a good way to measure the operating performance of our business as a whole, and is a measure that also is in the direct interest of our shareholders. In determining performance against the Corporate EBIT goal, in addition to the factors described above in this section under “General,” we adjust the performance to reflect any variance from the planned net capital employed. We believe it is important to include such an adjustment for net capital employed because it ensures an appropriate emphasis on balance sheet management. In addition, the Corporate EBIT goal is measured on a pre-tax basis because (1) we believe a pre-tax measure more accurately reflects actual operating performance; (2) despite planning efforts, tax payments and refunds can be somewhat unpredictable; as a result, including tax as an operating metric can lead to wide swings in performance relative to goal; and (3) only a few of our executives are in a position to control variables that impact operating profit on an after-tax basis. The Corporate EBIT goal for fiscal 2012 was $180.2 million (or $183.0 million, as adjusted by the factors described above in this section under “General”).

The Compensation Committee set the Corporate EPS and Corporate EBIT goals at levels that were approximately 24% and 12%, respectively, higher than the levels established for the prior year. Although the goals for fiscal 2012 did not represent an increase over the actual, adjusted results achieved in fiscal 2011 under the Key Management Annual Incentive Plan, the fiscal 2012 goals were set at levels that the Committee believed reflected a stretch for management given the continuing uncertainty in the business environment at that time, while representing goals that still provided an attainable incentive.

For our named executive officers, other than the Chief Executive Officer and the President and Chief Operating Officer, the individual performance component is based on both the executive’s accomplishment of specific goals and objectives, and a comparison of the executive’s performance with that of other executive officers, as well as that executive’s contribution to the achievement of our corporate and business unit goals. The performance of the Chief Executive Officer and President and Chief Operating Officer is evaluated based on the achievement of our corporate and business unit goals, and their achievement of their individual goals and objectives. Our named executive officers’ individual performance goals are developed to ensure that the officers and the business units for which they are responsible are driving those actions and initiatives that will ensure that the business units and the company achieve their short-term financial objectives and their long-term strategic goals. These goals are designed to be internally consistent across business units, and to collectively drive the achievement of our short- and long-term goals and strategies. These individual goals are generally assessed qualitatively, with no specific weightings given to any criteria.

The fiscal 2012 goals for Mr. Zev Weiss included objectives based on achieving financial goals, including the Total Revenue and the Corporate EBIT goals described above. Mr. Zev Weiss’s goals also included:

•	growing our product leadership position;

•	expanding our Internet and other channels of electronic distribution to make American Greetings the preferred physical and electronic greetings solution;

•	expanding our retail distribution channels;

•	strengthening performance with our retail customers and successfully integrating new customers;

•	executing initiatives to improve business processes, including the implementation of our enterprise resource planning system, as well as executing sustainable cost saving measures; and

•	continuing to develop our human capital and improving the diversity of our workforce.

The fiscal 2012 goals for Mr. Jeffrey Weiss included objectives based on achieving financial goals, including the Total Revenue and the Corporate EBIT goals described above, as well as the following:

•	executing initiatives to support our product leadership efforts;

•	strengthening performance with our retail customers and successfully integrating new customers;

•	pursuing profitable growth in our creative products division;

•	controlling costs and improving efficiency through process improvements;

•	supporting the implementation of the initial phases of an enterprise resource planning system;

•	expanding our Internet and other channels of electronic distribution to make American Greetings the preferred physical and electronic greetings solution;

•	beginning a globalization initiative;

•	expanding our retail distribution channels; and

•	developing new, and refreshing our existing, character properties.

The fiscal 2012 goals for Mr. Smith included objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described above, as well as the following:

•	supporting the implementation of, and managing practices, procedures and control mechanisms around, the initial phases of an enterprise resource planning system;

•	assisting internal audit with audit assessments and implementing appropriate changes;

•	strengthening efficiencies in the finance organization, including reducing redundancies and continuing globalization efforts;

•	executing initiatives designed to effectively return capital to shareholders; and

•	developing our human capital and improving workforce diversity.

The fiscal 2012 goals for Mr. Beeder included objectives based on achieving the Total Revenue, Corporate EPS and the Corporate EBIT goals described above, as well as the following:

•	achieving revenue growth in core accounts and business segments;

•	continuing to develop and implement product leadership strategies in greeting cards;

•	investing in profitable creative products categories;

•	improving sales process to create sustainable marketplace leadership and improve productivity;

•	developing and exploiting brand differentiation opportunities;

•	implementing consumer marketing strategies;

•	expanding into new, and grow existing, distribution opportunities throughout North America;

•	improving yield, business processes, and merchandising and planning functions;

•	implementing product and other initiatives with retail customers; and

•	developing our human capital.

The fiscal 2012 goals for Mr. Goulder included the following:

•	effectively executing cost reduction in the supply chain as well as identifying future cost savings initiatives;

•	improving productivity while decreasing costs;

•	partnering with commercial teams to improve efficiency and yield, and grow sales and profitability;

•	improving service levels, including by manufacturing on time and by improving the retail point of sale fulfillment while minimizing inventory costs;

•	effectively executing revisions at new and existing retail customers;

•	driving continuous improvement in product quality, rapid response capabilities, supply chain responsiveness to changing product/format demands and supply chain efficiencies to improve profitability

•	developing sourcing and manufacturing opportunities, including globalization efforts, print-on-demand capabilities and product procurement opportunities; and

•	supporting key human resources diversity and inclusion, sustainability and corporate initiatives.

Target Incentive and Calculation of Awards.    The Key Management Annual Incentive Plan target award levels, as a percentage of base salary, for the named executive officers of American Greetings are listed below. We generally expect that our annual cash incentive awards will approximate the market median as described above in “Setting Compensation.”

Target Incentive
Zev Weiss	100%
Jeffrey Weiss	90%
John W. Beeder	80%
Michael L. Goulder	80%
Stephen J. Smith	70%

Under the Key Management Annual Incentive Plan, an incentive equal to a multiple of the executive officer’s target incentive percentage will be paid depending on the level of performance achieved compared to the performance measures described above. The maximum bonus opportunity is 200% of the target incentive award. To earn this maximum, both the entire corporation and the business unit must achieve at least 125% of their financial goals, and the executive officer must significantly exceed his individual goals. If any of these levels is not met, the incentive payable will vary depending on the performance under each performance component. Under the Corporate EPS and Corporate EBIT component, for every 1% increase or decrease in the percentage of the goal achieved, compared to the goal itself, the target award for that component will be adjusted up or down by 4% to determine the actual award. Under the Total Revenue component, if revenue performance exceeds 103%, or is less than 97% of, the targeted amount, the target award for the revenue performance measure will be increased or decreased, as applicable, by 5% for each percentage by which we exceed 103%, or fall below 97%, as applicable, of the total revenue goal. While both the EPS and revenue performance measures are evaluated, and incentive awards determined, independently of one another, in no event may the combined award exceed the maximum permitted for the corporate component of 200% of target. In the event at least 90% of the Corporate EPS or Corporate EBIT goal is not achieved, there will be no payout under that particular component. Similarly, if at least 95% of the Total Revenue goal is not achieved, there will be no payout for the revenue performance measure. In addition, if at least 90% of the Corporate EPS goal is not achieved, no incentive is earned for the individual performance component unless the executive officer is determined to have exceeded his individual performance goals. To retain and reward top performers, the plan provides that if the executive officer exceeds his individual performance goals, then notwithstanding the failure to meet the Corporate EPS performance goal, the individual performance component of the incentive will be earned. If an executive officer does not meet his individual performance goals and receives the lowest individual performance rating, he will not receive any portion of the individual performance component of the incentive and will only receive 50% of the incentive otherwise earned. Incentive compensation earned by executive officers under the Key Management Annual Incentive Plan is paid entirely in cash.

Awards to Named Executive Officers.    In April 2012, the Compensation Committee reviewed actual results for fiscal 2012 with respect to achievement of the Corporate EPS, Total Revenue and Corporate EBIT performance goals. As to the Corporate EPS goal, target EPS was $2.40 per share (or $2.51 per share, as adjusted by the factors described above in this section under “General”), with a target Total Revenue of $1,669.7 million (or $1,651.7 million, as adjusted by the factors described above in this section under “General”). Actual EPS and actual revenue results, in each case as adjusted by the factors described above in this section under “General,” were $2.54 per share and $1,650.0 million, respectively, or approximately 101.3% and 99.9% of target, respectively, resulting in a payout as a percentage of the target incentive of 105.2% for the combined Corporate EPS and Total Revenue target incentive measures. As to the Corporate EBIT goal, target EBIT was $180.2 million (or $183.0 million, as adjusted by the factors described above in this section under “General”) and actual EBIT results, as adjusted by the factors described above in this section under “General,” was $183.0 million, or approximately 100% of target, resulting in a payout as a percentage of the target incentive of 100% for the Corporate EBIT target incentive.

The Compensation Committee then reviewed the Chief Executive Officer’s assessment of each of Jeffrey Weiss, Stephen Smith, Michael Goulder and John Beeder and each of their respective contributions to our results in fiscal 2012. With respect to the Chief Executive Officer, Zev Weiss, the Compensation Committee also considered its own assessment of his performance during fiscal 2012 based on his individual goals described above as well as his contribution to our financial results in fiscal 2012. The individual goals were assessed qualitatively, with no specific weightings given to any criteria. Based on the foregoing, each of the named executive officers were determined to have met his individual performance objectives. As a result of these considerations, the Compensation Committee approved the following payout amounts for the named executive officers under the Key Management Annual Incentive Plan.

Name	Target Payout as a % of Base Salary(1)	Target Award ($)(1)	Maximum Award ($)(1)	Actual Award ($)(1)	Actual Payout as a % of Base Salary(1)
Zev Weiss	100%	$980,740	$1,961,480	$996,039	102%
Stephen J. Smith	70%	$304,730	$609,460	$309,484	71%
Jeffrey Weiss	90%	$690,903	$1,381,806	$701,681	91%
John W. Beeder	80%	$425,501	$851,002	$432,139	81%
Michael L. Goulder	80%	$403,495	$806,990	$409,790	81%

(1)	Amounts calculated based on base salaries actually paid or earned by the named executive officers during fiscal 2012.

Awards made to named executive officers under the Key Management Annual Incentive Plan for performance in fiscal 2012 are reflected in the Fiscal 2012 Summary Compensation Table below.

Long-Term Incentive Compensation

Our long-term incentive compensation program has historically consisted primarily of stock options. However, in April 2009, the Compensation Committee adopted a performance share program under which certain management level employees of the company, including the named executive officers, were granted performance shares targeting key corporate performance objectives over fiscal 2010, fiscal 2011 and potentially fiscal 2012. Although this performance share program was not continued in fiscal 2012 because the corporate performance objectives were achieved in fiscal 2010 and 2011, as described below, beginning in fiscal 2013 the Committee adopted a new performance share program tied to its strategic objectives. In addition, rather than having an equity award program consisting solely of stock options, in April 2010, the Compensation Committee determined to reduce the annual option grant size for its eligible employees, including the named executive officers, and instead granted employees RSUs as well as stock options. Beginning in May 2011, the Compensation Committee determined to eliminate stock options entirely, replacing them with RSUs. Although stock options represent a useful form of incentive compensation, when granting stock options, the company incurs an expense even if the option ultimately has no value to the recipient when the exercise price remains higher than the market price of our stock. Accordingly, to ensure that the costs to the company of equity awards are aligned with the objective of providing an incentive to its officers, yet maintaining an alignment of interests between the shareholders and management (including the named executive officers), beginning in May 2011, rather than including both stock options and RSUs in the annual equity grant, the Compensation Committee determined to grant only RSUs. The number of performance shares and RSUs granted is based on the participant’s position in the company and, with respect to RSUs, his or her individual performance in the prior fiscal year.

Equity awards are consistent with our pay-for-performance principles because they:

•	align the interests of executives with those of the shareholders;

•	foster employee stock ownership;

•	reflect the market’s assessment of our level of goal achievement; and

•	focus the management team on increasing value for the shareholders.

We have historically used stock options, and continue to use performance shares and RSUs, as our long-term incentive vehicle because we believe that the use of multiple forms of compensation helps to provide a balance between long-term and short-term awards in our total compensation package. The Key Management Annual Incentive Plan focuses on the achievement of annual performance targets, while the multi-year vesting for our equity awards creates incentives to increase shareholder value over a longer term and encourages ongoing executive retention.

RSUs

Grant Terms.    RSUs are earned on the basis of continued service to us. To align their interests with those of our shareholders, grants to our named executive officers other than the Chief Executive Officer and the President and Chief Operating Officer vest in approximately equal increments over two years following the date of grant and grants to our Chief Executive Officer and President and Chief Operating Officer vest in approximately equal increments over three years following the date of grant.

Grant Timing.    Our named executive officers are eligible to receive RSUs annually as well as awards in connection with promotions to higher level positions. The Compensation Committee applies a grant policy designed to ensure that RSUs are granted at such times after we publicly release our quarterly or annual financial information. Under the policy, the date of grant for annual RSU awards is the second trading day (a day that the NYSE is open for trading) following the filing of our Annual Report on Form 10-K. The date of grant for an individual newly hired or promoted into an eligible position is based on the month of hire or promotion, and is either granted with the annual RSU grant or on the second trading day following a quarterly earnings release.

Generally, we do not consider an executive officer’s stock holdings or previous equity grants in determining the number of equity awards to grant. We believe that our executive officers should be fairly compensated each year relative to market pay levels of our peer group and relative to our other executive officers. Moreover, we believe that our long-term incentive compensation program furthers our significant emphasis on pay-for-performance compensation. We do not have any requirement that executive officers hold a specific amount of our common shares or stock options. We do, however, prohibit transactions by our directors, officers and employees in puts, calls, hedges and other derivatives relating to American Greetings securities, including, without limitation, financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of securities of American Greetings.

Grants to the Named Executive Officers.    Like our other pay components, long-term equity incentive award grants are generally expected to approximate the market median as described above in “Setting Compensation.” With respect to grants made during fiscal 2012, the size of the RSU grant was a fixed, targeted number of shares based upon the level of the executive officer’s position, with the actual grant size then being adjusted depending on the level of individual performance achieved by the executive in the prior fiscal year. However, because the value of the RSU grant both to the recipient and for purposes of calculating the expense recorded by the company could vary greatly depending on the trading price of our stock on the date of grant, beginning with grants made in

May 2012 (fiscal 2013), the size of the RSU grant is based on a fixed dollar value of shares, where the dollar value is based upon the level of the executive officer’s position. For annual grants, this dollar value of the grant size is in turn adjusted depending on the level of individual performance achieved by the executive, based on the executive’s achievement of individual goals and objectives in the fiscal year preceding the grant. As a result, the actual number of RSUs granted will vary in size depending not only on the executive officer’s level and performance in the prior year, but also based on the closing price of our common shares on the date of grant. The annual target grant sizes are as follows:

	Fiscal 2012		Fiscal 2013
Name	Target Annual Grant (#)	Actual Annual Grant (#)	Target and Actual Annual Grant ($)	Actual Annual Grant (#)
Zev Weiss(1)	25,000	28,750	$600,000	37,902
Jeffrey Weiss(1)	18,800	21,620	$450,000	28,428
Stephen J. Smith(2)	5,500	5,500	$130,000	8,212
John W. Beeder(2)	8,800	11,000	$210,000	13,266
Michael L. Goulder(2)	8,800	8,800	$210,000	13,266

(1)	Equity grants in the form of Class B common shares

(2)	Equity grants in the form of Class A common shares

The fiscal 2012 target grant sizes set forth above were set at a level intended to maintain the aggregate accounting cost for the equity awards incurred by the company at approximately the same level as incurred when our long-term incentive program consisted solely of stock options. The dollar value of the fiscal 2013 target grant sizes set forth above was set at a level intended to approximate the aggregate target value of the RSU grants made during fiscal 2012 based on the closing price of our common shares on that date of grant, May 3, 2011, which was $23.72 per share. The target grant sizes reflected in the table above may be increased or decreased based on individual performance in the prior fiscal year. A named executive officer who has not achieved his or her individual performance goals is eligible for an equity grant ranging from 0% to 100% of the target grant size for his or her position for that fiscal year. A named executive officer who is determined to have exceeded his or her individual performance goals is eligible for an equity grant of either 115% or 125% of the target grant size for his or her position.

The RSUs granted to the named executive officers in fiscal 2012 that are reflected above were granted in May 2011 and are reflected in the Fiscal 2012 Summary Compensation and the Fiscal 2012 Grants of Plan-Based Awards Tables in the “Fiscal 2012 Information Concerning Executive Officers” section below. The size of the award was based on the officer’s target grant size and his individual performance during fiscal 2011. As described above under “Base Salaries,” the grant sizes to Messrs. Smith and Goulder were based on each of them meeting his individual performance goals for fiscal 2011. The grant sizes for Messrs. Zev and Jeffrey Weiss were based on each of them exceeding his individual performance goals for fiscal 2011 and the grant size to Mr. Beeder was based on him significantly exceeding his individual performance goals for fiscal 2011.

The annual RSU grants to our named executive officers based on fiscal 2012 performance were made on May 2, 2012, which is in our fiscal 2013. The size of the grants was based on each individual’s target annual RSU grant size, the closing price of our common shares on the date of grant and each individual’s performance rating, based on the officer’s individual performance assessment described above under the heading “Key Management Annual Incentive Plan – Awards to Named Executive Officers.” Because the RSUs granted to each of the named executive officers were granted in fiscal 2013, they are not reflected in the Fiscal 2012 Summary Compensation or the Fiscal 2012 Grants of Plan-Based Awards Tables in the “Fiscal 2012 Information Concerning Executive Officers” section below.

Performance Shares

With the achievement in fiscal 2010 and 2011 of the goals established for the performance share program that was implemented in April 2009, no performance share grants were made to the named executive officers in fiscal 2012. In April 2012, however, the Compensation Committee approved a new performance share award program under which each year, beginning in fiscal 2013, executive officers, including the named executive officers, will be eligible to receive grants of performance shares under the American Greetings 2007 Omnibus Incentive Compensation Plan that can be earned based on the achievement of long-term performance goals established by the Compensation Committee from time to time. The program is designed to reward participants for successfully executing key strategic, operational and business objectives that are intended to produce exceptional long-term performance and create significant value for our shareholders. The performance share program, like the Key Management Annual Incentive Plan, is intended to drive operational performance while also driving shareholder value creation, thereby better aligning the interests of our executives with those of our shareholders. Performance share grants, if made, will entitle the recipient to receive common shares based on the achievement of such performance goals as may be established by the Compensation Committee at the time of grant. No performance share grants have been made to the named executive officers under this program prior to the date of this Proxy Statement.

Benefits

To offer competitive compensation packages, during fiscal 2012, we provided our executive officers a Supplemental Executive Retirement Plan, a Retirement Profit Sharing and Savings Plan, and an Executive Deferred Compensation Plan. Effective January 1, 2012, we froze the Executive Deferred Compensation Plan and determined to no longer provide the maximizer benefit and restoration benefit described below.

The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before becoming eligible to receive benefits. Although all of our employees meeting the requisite service requirements are entitled to participate in the Retirement Profit Sharing and Savings Plan, for officers at the Vice President level and above, which includes all of the named executive officers, during fiscal 2012, we offered a benefit that permitted those officers to contribute more than the statutory maximum ($16,500 for 2011) under the 401(k) savings component of the plan, and receive a corresponding match (the “maximizer benefit”) on the additional contributions (40% of the first 6% of eligible compensation deferred). Similarly, for our executives at the Vice President level and above, which includes our named executive officers, during fiscal 2012, we offer a benefit under which participants in the profit sharing component of the plan will receive an additional profit sharing contribution (the “restoration benefit”) based on a portion of the executive’s base salary that exceeds the statutory compensation limit. Both of these benefits were intended to enable officers to take full advantage of the ability to earn profit sharing contributions toward the executive’s retirement, and to save on a tax deferred basis and receive matching contributions, notwithstanding the limits imposed by the Internal Revenue Code on compensation that can be taken into account for purposes of determining contributions to a qualified retirement plan, such as our Retirement Profit Sharing and Savings Plan. As reflected in note 6 to the Fiscal 2012 Summary Compensation Table as well as in note 1 to the Fiscal 2012 Nonqualified Deferred Compensation Table below, based on the company’s financial performance in fiscal 2012, during fiscal 2013, we made profit sharing and matching contributions to our employees, together with the associated maximizer and restoration benefit, to the named executive officers.

Until January 1, 2012, executive officers, including the named executive officers, were also eligible to participate in our Executive Deferred Compensation Plan, where officers were entitled to defer compensation on a tax deferred basis. The cost of the benefit provided under the deferred compensation program was de minimis. Consequently, we generally have not considered the value of the deferred compensation program in calculating the total compensation provided to our named executive officers. These plans are described in more detail in the narrative accompanying the disclosure tables in the “Fiscal 2012 Information Concerning Executive Officers” section below. In an effort to eliminate compensation programs offered by the company that are not widely utilized, yet are administratively burdensome to operate, on December 8, 2011, the Compensation Committee determined to freeze the Executive Deferred Compensation Plan. Accordingly, participants are no longer permitted to make new deferral elections under the Executive Deferred Compensation Plan. Deferral elections made prior to December 8, 2011, however, will continue to be honored, and amounts previously deferred will remain deferred in accordance with existing deferral elections and may be re-deferred in accordance with the Executive Deferred Compensation Plan. In addition, executive officers were eligible to receive and did in fact receive amounts contributed by the company as additional matching and profit sharing contributions under the Executive Deferred Compensation Plan’s maximizer and restoration benefits based on our performance in the fiscal year ended February 29, 2012. The maximizer and restoration benefit, however, will not be provided for future years.

Our executive officers also participate in other benefit plans provided by American Greetings, including medical, dental and life insurance. Except as described below under “Perquisites and Other Benefits,” their participation is generally on the same terms as other employees.

Perquisites and Other Benefits

We provide our executive officers with certain personal benefits and perquisites. The value of personal benefits and perquisites, and the related incremental cost to American Greetings, has historically not been significant. The primary personal benefits and perquisites for our executive officers are:

•

Company-provided car – for both business and personal use, where we also pay the operating costs, including maintenance and insurance. In an effort to eliminate some of the costs and administrative burdens of administering the executive car program, beginning on the later of January 1, 2012 and the date that the executive’s company car lease expires, rather than providing a company car, executive officers will be provided an annual car allowance intended to be used for, and to cover the operating costs of, a vehicle.

•

Company products – providing executive officers with free company products from our company store for personal use (all non-officer employees may purchase company products at a significant discount from the retail cost).

•

Executive life insurance – providing the executive officers with a universal life insurance policy of three times their annual base salary, and reimbursing them for the payment of taxes on income attributed to the executive for the value of universal life insurance premiums paid by us. Upon termination of employment, each officer may assume his or her insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy, which has historically been de minimis.

•

Accidental death and dismemberment insurance – providing each executive officer with a supplemental accidental death and dismemberment policy in an amount equal to $275,000 and, in certain instances, $75,000 for the officer’s spouse and $25,000 for each of the officer’s dependent children.

•

Business travel accident insurance – providing each executive officer with a business travel accident policy of the lesser of (1) three times his or her annual salary and (2) $3 million subject to a minimum of $250,000 for the officer and, in certain instances, $75,000 for the officer’s spouse and $25,000 for each of the officer’s dependent children.

Severance and Change in Control Agreements

We do not offer separate change in control agreements for our officers. However, each of Messrs. Beeder and Goulder has provisions in his employment agreement that provide for certain compensation and other benefits if he separates employment upon or following a change in control. In addition, when we retained Mr. Smith as our Vice President and Treasurer in April 2003, we agreed to provide him certain severance benefits if terminated by us without cause. We also have a general severance policy under which executive officers are entitled to severance benefits if they are terminated involuntarily. These arrangements for our named executive officers are described in more detail in the section below entitled “Potential Payments Upon Termination or Change in Control.”

To attract the highest caliber of officers, from time to time, we have found it necessary to offer severance arrangements that compensate our officers upon a change in control or their termination by us for reasons other than cause. Additionally, when offering arrangements entitling our officers to compensation upon separation following a change in control, we have considered the nature of the position, the need to fill the position and the ability to attract the senior executive officer. These severance arrangements following a change in control have been structured with a “double trigger,” meaning the severance is only paid if (1) we undergo a transaction that is deemed a change in control and (2) the officer is terminated or constructively terminated. We believe this double trigger requirement maximizes shareholder value because it ensures the officer does not receive an unintended windfall by receiving a severance payment while maintaining his salaried position. We believe these arrangements are reasonable means to protect the officers in the event of a change in control and align their interests with those of our shareholders because providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of American Greetings, we believe that these potential change in control and severance benefits are minor.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits the tax deductibility of compensation paid by a public company to its Chief Executive Officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.

Although tax deductibility of compensation is preferred, it is not a primary objective of our compensation programs. We believe that achieving our compensation objectives set forth above is more important than the benefit of tax deductibility, and we reserve the right to maintain flexibility in how we compensate our executive officers that may result in limiting the deductibility of amounts of compensation from time to time.

COMPENSATION COMMITTEE REPORT

The Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in American Greetings’ Annual Report on Form 10-K for the year ended February 29, 2012.

The Compensation and Management Development Committee

Scott S. Cowen (Chairman)	Charles A. Ratner
Jeffrey D. Dunn	Jerry Sue Thornton

Except for the American Greetings’ Annual Report on Form 10-K for the year ended February 29, 2012 or as expressly set forth by specific reference in any future filing, the foregoing Report of the Compensation and Management Development Committee shall not be incorporated by reference into any previous or future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”).

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

In April 2012, we conducted a risk assessment of our compensation policies and practices for our employees, including those relating to our executive compensation programs. Mercer, the Compensation Committee’s outside consultant, assisted us in conducting the assessment. Our risk assessment included a detailed qualitative and quantitative analysis of our compensation and benefit programs to which employees at all levels of the organization may participate, including our executive officers. We also considered how our compensation programs compare, from a design perspective, to compensation programs maintained by other companies. Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incent employees. Although our programs are generally designed to pay-for-performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts;

•

Oversight of programs (or components of programs) by a broad-based group of functions within the organization, including Human Resources, Finance, Audit and Legal and at multiple levels within the organization (both corporate and business unit/region);

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•	Customary caps on the maximum payouts available under certain programs, including the Key Management Annual Incentive Plan;

•

Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBIT, Total Revenue and EPS), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	Service-based vesting conditions with respect to equity grants; and

•	The significant long-term ownership interests in the company held by certain of our key executive officers.

We discussed the findings of our risk assessment with the Compensation Committee. We believe that our compensation policies and practices do not encourage excessive or unnecessary risk taking and are not reasonably likely to have a material adverse effect on American Greetings.

FISCAL 2012 INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation

The table below summarizes the total compensation for the named executive officers for the fiscal year ended February 29, 2012 (and prior fiscal years, as applicable). Amounts listed under the “Non-Equity Incentive Plan Compensation” column below were determined by the Compensation Committee at its April 2012 meeting and, to the extent not deferred by the executive, were paid out shortly thereafter.

Fiscal 2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)		All Other Compensation ($)(6)		Total ($)
Zev Weiss Chief Executive Officer	2012 2011 2010	$ $ $	980,740 944,495 921,460	$ $ $	648,543 368,769 674,302	$ $	— 630,278 233,126	$ $ $	996,039 1,716,715 921,459	$ $ $	544,215 125,212 449,453	$ $ $	60,135 96,240 71,183	$ $ $	3,229,672 3,881,709 3,270,983
Stephen J. Smith Senior Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	435,329 418,276 386,101	$ $ $	125,627 76,853 260,310	$ $	— 133,803 64,086	$ $ $	309,484 502,902 513,514	$ $ $	125,156 43,009 85,503	$ $ $	52,834 51,823 52,870	$ $ $	1,048,430 1,226,666 1,362,384
Jeffrey Weiss President and Chief Operating Officer	2012 2011 2010	$ $ $	767,670 739,300 721,268	$ $ $	487,705 277,315 563,572	$ $	— 472,709 174,845	$ $ $	701,681 1,209,376 649,141	$ $ $	388,822 65,681 382,573	$ $ $	58,483 57,183 60,947	$ $ $	2,404,361 2,821,564 2,552,346
John W. Beeder Senior Vice President Executive Sales and Marketing Officer	2012 2011 2010	$ $ $	531,876 483,334 440,000	$ $ $	251,254 131,270 347,081	$ $	— 231,377 88,657	$ $ $	432,139 741,473 704,000	$ $ $	116,929 71,798 22,323	$ $ $	52,051 89,821 125,692	$ $ $	1,384,249 1,749,073 1,727,753
Michael L. Goulder Senior Vice President Executive Supply Chain Officer	2012 2011 2010	$ $ $	504,369 489,678 477,735	$ $ $	201,003 105,016 347,081	$ $	— 185,103 88,657	$ $ $	409,790 672,857 687,938	$ $ $	159,615 60,371 119,115	$ $ $	42,068 49,490 45,595	$ $ $	1,316,845 1,562,515 1,766,120

(1)	The amounts included in this column for fiscal 2012 reflect the base salaries actually paid to or earned by the named executive officers during fiscal 2012. As described in the Compensation Discussion and Analysis section under “Base Salaries,” increases in base salaries are effective on May 1, although in the case of Mr. Beeder, he received a base salary increase on May 1, 2011 as well as on July 1, 2011.

(2)	The amounts for fiscal 2012 reflect the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation – Stock Compensation” (“Topic 718”), excluding the impact of estimated forfeitures. For fiscal 2012, the amounts represent RSUs granted to each of the named executive officers in May 2011 as described in the Compensation Discussion and Analysis section under the heading “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs.” Assumptions used in calculating the amounts are included in footnote 15 to our audited financial statements for fiscal 2012, included in our Annual Report on Form 10-K filed with the SEC on April 30, 2012. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized will depend on the number of shares, if any, vested and the market price of our common shares at that time. For additional information regarding grants of restricted stock units, see “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation.”

(3)	Beginning in fiscal 2012, the Compensation Committee determined to grant restricted stock units in lieu of stock options. Accordingly, stock options were not granted to the named executive officers in fiscal 2012. For additional information regarding the decision to eliminate stock options, see “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs.”

(4)	The amounts in this column for fiscal 2012 reflect the cash awards to the named individuals under the Key Management Annual Incentive Plan, which is discussed in further detail in “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan.”

(5)	The amounts in this column for fiscal 2012 reflect the actuarial change in the present value of the named executive officer’s benefits under our Supplemental Executive Retirement Plan during the respective fiscal year. The amounts include benefits that the named executive officer may not currently be entitled to receive because such amounts are not vested. Other than the Supplemental Executive Retirement Plan, none of the named executive officers participates in any defined benefit or actuarial pension plan. See the “Pension Benefits in Fiscal 2012” section below for additional information with respect to fiscal 2012, including the present value assumptions used in this calculation.

(6)	The following table describes each component of the amount included under the “All Other Compensation” column with respect to fiscal 2012:

Name	Tax Payments (a)	Matching and Profit Sharing Contributions (b)	Maximizer and Restoration Benefits (c)	Value of Life Insurance Premiums (d)	Other Benefits (e)
Zev Weiss	$5,350	$13,583	$3,856	$11,137	$26,208
Stephen J. Smith	$3,821	$13,583	$10,856	$7,955	$16,618
Jeffrey Weiss	$4,577	$13,583	$16,218	$9,528	$14,577
John W. Beeder	$3,739	$13,583	$12,658	$7,784	$14,286
Michael L. Goulder	$4,172	$13,583	$3,856	$8,684	$11,773

(a)	Reflects amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(b)	This column reports (i) company matching contributions with respect to fiscal 2012 to the named executive officer’s 401(k) savings account under our Retirement Profit Sharing and Savings Plan of 40% of the first 6% of pay up to the limitations imposed under the Internal Revenue Code; and (ii) profit sharing contributions with respect to fiscal 2012 under our Retirement Profit Sharing and Savings Plan as a percentage of compensation.

(c)	This column reports the maximizer and restoration benefits contributed by us with respect to fiscal 2012 to the named executive officer’s account under the Executive Deferred Compensation Plan. Refer to the discussion of the maximizer and restoration benefits under the “Nonqualified Deferred Compensation for Fiscal 2012” section below.

(d)	This column represents premiums paid by American Greetings with respect to universal life insurance policies for the benefit of the named executive officer. Upon termination of employment, each officer may assume his insurance policy, including premium payment obligations, in which case such officer will be entitled to any cash surrender value attributable to the policy.

(e)	This column includes the aggregate incremental cost to American Greetings of the following perquisites or benefits for each named executive officer during fiscal 2012, none of which individually exceeded the greater of $25,000 or 10% of the total perquisites provided to the named executive officer: company car, free company products, and accidental death and dismemberment insurance. From time to time, the named executive officers have used company tickets for sporting events and other entertainment venues with a guest or family member. There was no incremental cost to us for these tickets.

Grants of Plan-Based Awards in Fiscal 2012

The table below provides the following information about equity and non-equity awards granted to the named executive officers in fiscal 2012: (1) the grant date; (2) the date the grant was approved by our Compensation Committee; (3) the estimated possible payouts under non-equity incentive plan awards, which consist of potential payouts under our Key Management Annual Incentive Plan for the fiscal 2012 performance period; (4) all other stock awards, which consist of time-based restricted stock units awarded to the named executive officers; and (5) the grant date fair value of each equity award computed under Topic 718.

Fiscal 2012 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Zev Weiss	—	—	$294,222	$980,740	$1,961,480	—	—
	5/3/2011	4/14/2011	—	—	—	28,750	$648,543
Stephen J. Smith	—	—	$91,419	$304,730	$609,460	—	—
	5/3/2011	4/14/2011	—	—	—	5,500	$125,627
Jeffrey Weiss	—	—	$207,271	$690,903	$1,381,806	—	—
	5/3/2011	4/14/2011	—	—	—	21,620	$487,705
John W. Beeder	—	—	$127,650	$425,501	$851,002	—	—
	5/3/2011	4/14/2011	—	—	—	11,000	$251,254
Michael L. Goulder	—	—	$121,049	$403,495	$806,990	—	—
	5/3/2011	4/14/2011	—	—	—	8,800	$201,003

(1)	Reflects the date on which the RSU awards were approved by the Compensation Committee. The May 3, 2011 annual equity grants were set in advance to follow the filing of our Annual Report on Form 10-K. For a description of the policy relating to granting RSUs, refer to the description of our RSU grant program in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation.”

(2)	These columns show the potential value of the payout for each named executive officer under our Key Management Annual Incentive Plan at threshold, target and maximum levels. The award levels are based on a percentage of the individual’s actual base salary earned during fiscal 2012. In accordance with the terms of the Key Management Annual Incentive Plan, we have assumed: (a) the threshold award amount will be earned if the business unit and corporate performance measures are not achieved at 90% of the financial goals but the individual’s performance exceeds his performance goals; (b) the target award amount will be earned if the Corporate EPS, Corporate EBIT and the Total Revenue performance measures are achieved at 100% of the financial goals and the individual meets his performance goals; and (c) the maximum award amount will be earned if the Corporate EPS and Corporate EBIT financial goals are achieved at 125%, the Total Revenue financial goal is achieved at not less than 97% and the individual significantly exceeds his performance goals. The Key Management Annual Incentive Plan, including the target levels, business measurements, and performance goals, is described in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan.”

(3)	The amounts in this column reflect the annual RSU grant made to each named executive officer. The Class B RSU grants to Messrs. Zev and Jeffrey Weiss will vest in approximately equal increments on each of the first, second and third anniversaries of the date of grant. The Class A RSU grants to Messrs. Smith, Beeder and Goulder will vest in equal amounts on each of the first and second anniversaries of the date of grant. The annual RSU grants are described in the Compensation Discussion and Analysis section under “Analysis of Compensation Elements Paid to Named Executive Officers – Long-Term Incentive Compensation – RSUs.”

(4)	The amounts in this column reflect the aggregate grant date fair value of RSUs granted to the named executive officers in fiscal 2012, as calculated under Topic 718. There were no stock options granted to the named executive officers in fiscal 2012. Assumptions used in calculating these amounts are included in footnote 15 to our audited financial statements for fiscal 2012 included in our Annual Report on Form 10-K filed with the SEC on April 30, 2012. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, they may not correspond to the actual value that will be recognized by the named executive officers. The actual amount, if any, realized with respect to RSUs will depend on the number of shares, if any, that vest and the market price of our common shares on the date of vesting.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. In addition to the matters described below, each of these agreements provide for certain compensation to be paid to the named executive officer following the termination of his employment under certain circumstances. A description of these provisions is contained in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Zev Weiss’s employment agreement, dated May 1, 1997, provides for an annual base salary of not less than $70,716 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Zev Weiss’s base salary as of February 29, 2012 was $987,067. Mr. Stephen Smith’s employment agreement, dated August 14, 2003, provides for an annual base salary of not less than $175,000 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Smith’s base salary as of February 29, 2012 was $437,453. Mr. Jeffrey Weiss’s employment agreement, dated June 1, 1991, provides for an annual base salary of not less than $70,000 plus additional compensation as the Board, Executive Committee or the Chair of the Executive Committee may determine. Mr. Jeffrey Weiss’s base salary as of February 29, 2012 was $772,622.

Mr. John Beeder’s employment agreement, dated June 12, 2008, provides for an annual base salary of at least $440,000, which salary may be increased based on Mr. Beeder’s performance. Mr. Beeder’s base salary as of February 29, 2012 was $562,900. During his employment, he is entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level, our equity grant plans at the Senior Vice President level, our flexible benefits program, and the Retirement Profit Sharing and Savings Plan. Mr. Beeder is also entitled to receive certain other benefits normally provided to other Senior Vice Presidents, including use of a company car.

Mr. Michael Goulder’s employment agreement, dated October 17, 2002, provides for an annual base salary of at least $330,000, which salary may be increased based on Mr. Goulder’s performance. Mr. Goulder’s base salary as of February 29, 2012 was $506,829. During his employment, he is entitled to participate in our Key Management Annual Incentive Plan at the Senior Vice President level, our equity grant plans at the Senior Vice President level, our flexible benefits program, and the Retirement Profit Sharing and Savings Plan. Mr. Goulder is eligible to receive certain other benefits normally provided to other Senior Vice Presidents, including use of a company car.

Under the terms of their agreements, each of Messrs. Zev Weiss, Jeffrey Weiss, Smith, Beeder and Goulder agreed, after leaving American Greetings for any reason, that he will not work, directly or indirectly, for any of our competitors in the United States or Canada for a period of twelve months. The agreements also contain customary confidentiality provisions.

The benefits that the named executive officers will receive upon a termination of their employment or a change in control are discussed below under “Potential Payments Upon Termination or Change in Control.” A description of the terms of RSUs awarded to our named executive officers is included in the Compensation Discussion and Analysis section.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information on the holdings of stock options and stock awards by the named executive officers as of February 29, 2012. This table includes unexercised and unvested stock options, unvested RSUs and performance shares with performance conditions that have been satisfied but that have not otherwise vested. Each equity grant is shown separately for each named executive officer. The vesting schedule for each unvested grant is shown in the footnotes to this table, based on the option or stock award grant date. Except as otherwise noted, the equity awards relate to our Class A common shares. The market value of the stock awards is based on the closing market price of American Greetings’ Class A common shares as of February 29, 2012, which was $15.00.

Outstanding Equity Awards at Fiscal 2012 Year-End Table

	Option Awards							Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Zev Weiss	5/3/2004	(1)	66,666	—		$20.51	5/3/14	—		—		—	—	—
	5/16/2005	(1)	100,000	—		$24.73	5/16/15	—		—		—	—	—
	7/5/2005	(1)	25,473	—		$26.84	5/3/14	—		—		—	—	—
	5/15/2006	(1)	100,000	—		$22.65	5/15/16	—		—		—	—	—
	6/22/2007	(1)	100,000	—		$25.57	5/2/17	—		—		—	—	—
	5/1/2009	(1)	—	33,000	(2)	$7.73	5/1/19	—		—		—	—	—
	5/3/2010	(1)	20,834	41,666	(3)	$24.69	5/3/20	—		—		—	—	—
	—		—	—		—	—	4/17/2009	(1)	20,000	(5)	$300,000	—	—
	—		—	—		—	—	5/3/2010	(1)	10,416	(6)	$156,240	—	—
	—		—	—		—	—	5/3/2011	(1)	28,750	(7)	$431,250	—	—
Stephen J. Smith	5/16/2005		8,750	—		$24.73	5/16/15	—		—		—	—	—
	5/15/2006		8,050	—		$22.65	5/15/16	—		—		—	—	—
	12/26/2006		15,000	—		$23.98	12/26/16	—		—		—	—	—
	5/2/2007		22,000	—		$25.57	5/2/17	—		—		—	—	—
	5/1/2009		25,300	—		$7.73	5/1/19	—		—		—	—	—
	5/3/2010		6,325	6,325	(4)	$24.69	5/3/20	—		—		—	—	—
	—		—	—		—	—	4/17/2009		9,000	(5)	$135,000	—	—
	—		—	—		—	—	5/3/2010		1,610	(6)	$24,150	—	—
	—		—	—		—	—	5/3/2011		5,500	(7)	$82,500	—	—
Jeffrey Weiss	5/16/2005	(1)	75,000	—		$24.73	5/16/15	—		—		—	—	—
	7/5/2005	(1)	10,317	—		$26.84	5/3/14	—		—		—	—	—
	5/15/2006	(1)	75,000	—		$22.65	5/15/16	—		—		—	—	—
	5/2/2007	(1)	75,000	—		$25.57	5/2/17	—		—		—	—	—
	5/1/2009	(1)	—	24,750	(2)	$7.73	5/1/19	—		—		—	—	—
	5/3/2010	(1)	15,625	31,250	(3)	$24.69	5/3/20	—		—		—	—	—
	—		—	—		—	—	4/17/2009	(1)	17,000	(5)	$255,000	—	—
	—		—	—		—	—	5/3/2010	(1)	7,833	(6)	$117,495	—	—
	—		—	—		—	—	5/3/11	(1)	21,620	(7)	$324,300		—
John W. Beeder	5/3/2010		10,938	10,937	(4)	$24.69	5/3/20	—		—		—	—	—
	—		—	—		—	—	4/17/2009		12,000	(5)	$180,000	—	—
	—		—	—		—	—	5/3/2010		2,750	(6)	$41,250	—	—
	—		—	—		—	—	5/3/2011		11,000	(7)	$165,000	—	—
Michael L. Goulder	5/3/2004		22,000	—		$20.51	5/3/14	—		—		—	—	—
	7/26/2004		13,000	—		$22.82	7/26/14	—		—		—	—	—
	5/16/2005		43,750	—		$24.73	5/16/15	—		—		—	—	—
	5/15/2006		40,250	—		$22.65	5/15/16	—		—		—	—	—
	5/2/2007		43,750	—		$25.57	5/2/17	—		—		—	—	—
	5/1/2008		43,750	—		$18.12	5/1/18	—		—		—	—	—
	5/1/2009		35,000	—		$7.73	5/1/19	—		—		—	—	—
	5/3/2010		8,750	8,750	(4)	$24.69	5/3/20	—		—		—	—	—
	—		—	—		—	—	4/17/2009		12,000	(5)	$180,000	—	—
	—		—	—		—	—	5/3/2010		2,200	(6)	$33,000	—	—
	—		—	—		—	—	5/3/2011		8,800	(7)	$132,000	—	—

(1)	Represents (i) options to purchase Class B common shares, (ii) Class B RSUs or (iii) Class B performance shares, as the case may be.

(2)	These options vest on the third anniversary of the date of grant.

(3)	50% of these options will vest on each of the second and third anniversaries of the date of grant.

(4)	These options will vest on the second anniversary of the date of grant.

(5)	Represents the number of performance shares credited but not vested as of February 29, 2012. These shares will vest on February 28, 2013.

(6)	Represents RSUs granted but not vested as of February 29, 2012. These RSUs will vest with respect to Messrs. Zev and Jeffrey Weiss in approximately equal amounts on May 3 of each of 2012 and 2013. With respect to Messrs. Smith, Beeder and Goulder, these RSUs will vest on May 3, 2012.

(7)	Represents RSUs granted but not vested as of February 29, 2012. These RSUs will vest with respect to Messrs. Zev and Jeffrey Weiss in approximately equal amounts on May 3 of each of 2012, 2013 and 2014. With respect to Messrs. Smith, Beeder and Goulder, these RSUs will vest in equal amounts on May 3 of each of 2012 and 2013.

Option Exercises and Stock Vested in Fiscal 2012

The following table provides information for the named executive officers regarding option exercises and the vesting of stock during fiscal 2012, together with the associated value realized, each before payment of any applicable withholding tax.

Fiscal 2012 Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Zev Weiss	174,834	$1,707,272	(1)	45,209	(2)	$723,557
Stephen J. Smith	—	—		19,610	(3)	$308,189
Jeffrey Weiss	49,750	$579,533	(1)	37,917	(4)	$602,911
John W. Beeder	17,500	$283,850	(1)	26,750	(5)	$425,230
Michael L. Goulder	—	—		26,200	(6)	$412,184

(1)	Represents the difference between the exercise price and the fair market value of our Class A common shares on the date of exercise.

(2)	Includes (a) 20,000 Class B performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 29, 2012, (b) 20,000 Class B performance shares that were credited in April 2011 based on fiscal 2011 performance and that vested on February 29, 2012, and (c) 5,209 Class B RSUs that vested on May 3, 2011.

(3)	Includes (a) 9,000 Class A performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 29, 2012, (b) 9,000 Class A performance shares that were credited to the named executive officer in April 2011 based on fiscal 2011 performance and that vested on February 29, 2012, and (c) 1,610 Class A RSUs that vested on May 3, 2011.

(4)	Includes (a) 17,000 Class B performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 29, 2012, (b) 17,000 Class B performance shares that were credited in April 2011 based on fiscal 2011 performance and that vested on February 29, 2012, and (c) 3,917 Class B RSUs that vested on May 3, 2011.

(5)	Includes (a) 12,000 Class A performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 29, 2012, (b) 12,000 Class A performance shares that were credited to the named executive officer in April 2011 based on fiscal 2011 performance and that vested on February 29, 2012, and (c) 2,750 Class A RSUs that vested on May 3, 2011. Mr. Beeder deferred receipt of 23,600 of his credited Class A performance shares and 2,641 Class A RSUs in accordance with the terms of the Executive Deferred Compensation Plan, the remainder of which were withheld by the company to satisfy Mr. Beeder’s tax withholding obligations.

(6)	Includes (a) 12,000 Class A performance shares that were credited to the named executive officer in April 2010 based on fiscal 2010 performance and that vested on February 29, 2012, (b) 12,000 Class A performance shares that were credited to the named executive officer in April 2011 based on fiscal 2011 performance and that vested on February 29, 2012, and (c) 2,200 Class A RSUs that vested on May 3, 2011.

Pension Benefits in Fiscal 2012

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under our Supplemental Executive Retirement Plan based on the assumptions described in footnote one below.

The Supplemental Executive Retirement Plan provides retirement benefits to officers at the Vice President level and above named as participants by the Board, which currently includes the named executive officers and all of our other executive officers. As of February 29, 2012, there were 29 actively employed participants in the Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan is designed to provide benefits that are competitive with those offered by other comparable companies, while requiring a meaningful tenure as an officer before a participant is eligible to receive benefits. Accordingly, to have a vested benefit in the Supplemental Executive Retirement Plan, a participant must have at least ten years of service with us, five of which must be as a participant in the plan.

A Supplemental Executive Retirement Plan participant with a vested benefit who retires at age 65, which is considered normal retirement, will receive 1% of final average compensation for each year of service with us, up to a maximum of 20%. Therefore, a participant who retires at age 65 with 20 years of service (at least five of which are as a participant) will receive 20% of final average compensation annually for life. Participants with a vested benefit who terminate service with us after attaining age 55 may receive that benefit prior to age 65; however, benefits received prior to age 65 are reduced by 0.24% for each month prior to age 65. A participant with a vested benefit will receive benefits upon attaining age 55 if the participant separates from American Greetings prior to age 55 but after his or her 45th birthday, and he or she (1) is unilaterally terminated by American Greetings; (2) is among a class of executives who are no longer eligible to participate in the Supplemental Executive Retirement Plan; (3) is demoted to a class not eligible to participate in the Supplemental Executive Retirement Plan; or (4) separates after a change in control of American Greetings occurs. Final average compensation under the Supplemental Executive Retirement Plan is defined as the average of the two highest years of annual compensation during the participant’s employment. Annual compensation is defined as actual annual base salary paid to the participant (calculated on a calendar year basis rather than on a fiscal year basis as salary is calculated for purposes of the Summary Compensation Table) plus the incentive that would have been paid under any annual incentive plan then in effect if the participant had been paid exactly 50% of his or her target incentive compensation. As a result of limiting the incentive compensation component to 50% of target compensation for purposes of determining pensionable bonus, the current covered compensation under the Supplemental Executive Retirement Plan for purposes of the calculations set forth in the table below for Messrs. Zev Weiss, Stephen Smith, Jeffrey Weiss, John Beeder and Michael Goulder were $1,480,600, $590,561, $1,120,302, $715,353 and $709,561, respectively. Benefits are payable in a single life annuity form, provided that benefits will be payable to the participant’s beneficiary in the event of the participant’s death until a total of 180 monthly payments have been made under the Supplemental Executive Retirement Plan to or on behalf of such participant. Benefits are not subject to offset for Social Security or other payments.

Fiscal 2012 Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Zev Weiss	Supplemental Executive Retirement Plan	20	$1,640,460	—
Stephen J. Smith	Supplemental Executive Retirement Plan	9	$333,534	—
Jeffrey Weiss	Supplemental Executive Retirement Plan	24	$1,401,388	—
John W. Beeder	Supplemental Executive Retirement Plan	4	$211,050	—
Michael L. Goulder	Supplemental Executive Retirement Plan	9	$486,403	—

(1)	The accumulated benefit is based on service and compensation, as described above, considered by the plan for the period through February 29, 2012. The present value has been calculated assuming the named executive officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in footnote 12 to our audited financial statements for fiscal 2012 included in our Annual Report on Form 10-K filed with the SEC on April 30, 2012.

Nonqualified Deferred Compensation for Fiscal 2012

Our executive officers, including the named executive officers, may participate in our Executive Deferred Compensation Plan and defer all or a portion of their base salary and any cash incentive that they receive under the Key Management Annual Incentive Plan. In addition, the Internal Revenue Service places a limit on the compensation that can be used for contributions to a qualified retirement plan such as the 401(k) component of our Retirement Profit Sharing and Savings Plan. As a result, executive officers, including the named executive officers, are permitted to contribute more than the statutory maximum ($16,500 for 2011) under the 401(k) component of our Retirement Profit Sharing and Savings Plan, and receive a corresponding match on the additional contributions (40% of the first 6% of compensation deferred). We refer to these contributions in excess of the statutory maximum and the associated company match as the “maximizer benefit.” Similarly, our executives at the Vice President level and above, which includes our named executive officers, receive an additional profit sharing contribution based on that portion of the executive’s base salary that exceeds the statutory compensation limits ($245,000 for 2011), but is below a maximum amount set by us ($367,662 for 2011), which we refer to as the “restoration benefit.” The restoration benefit is calculated by determining the amount of profit sharing contributions made to all employees, expressed as a percentage of compensation, and multiplying that by the portion of the executive’s compensation described in the prior sentence. Any maximizer benefit or restoration benefit is credited to the officer’s account in the Executive Deferred Compensation Plan. Any such compensation that is deferred into the Executive Deferred Compensation Plan is credited to the officer’s account and invested at the officer’s direction in one or more of the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Signal Shares and Vanguard Prime Money Market Fund. The named executive officer’s earnings and account balance reflected below with respect to such deferred cash compensation is based on the return on the mutual funds in which the officer is invested.

Under our 2007 Omnibus Incentive Compensation Plan and our Executive Deferred Compensation Plan, as in effect until December 8, 2011, executives may defer all or a portion of earned and vested equity awards. Any such equity awards that are deferred must be held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the officer in the form of shares at the end of their deferral period. The named executive officer’s earnings and account balance reflected below with respect to deferred American Greetings shares are based on the annual return on such shares and the value of such shares as of February 29, 2012.

In an effort to eliminate compensation programs offered by us that are not widely utilized, yet are administratively burdensome to operate, on December 8, 2011, the Compensation Committee made the decision to freeze the Executive Deferred Compensation Plan. Accordingly, effective December 8, 2011, participants were no longer permitted to make new deferral elections under the Executive Deferred Compensation Plan. Deferral elections made prior to December 8, 2011, however, will continue to be honored, and amounts previously deferred will remain deferred in accordance with existing deferral elections and may be re-deferred in accordance with the Executive Deferred Compensation Plan. In addition, executive officers will continue to be eligible to receive amounts, if any, that are contributed by us as additional matching and profit sharing contributions under the Executive Deferred Compensation Plan’s maximizer and restoration benefits based on our performance in the fiscal year ended February 29, 2012, but not for future years.

The payment of a named executive officer’s benefits under our Executive Deferred Compensation Plan will begin within thirty days after the earlier of:

•	the expiration of the deferral period provided under the named executive officer’s deferral;

•	the date that he incurs an unforeseeable emergency;

•	the date that he terminates service with us for any reason;

•	the date his service is terminated by us for any reason other than cause; or

•

the date that he incurs a separation from service as defined by Section 409A of the Internal Revenue Code, which means an officer’s termination from employment with us as a result of the officer’s death, permanent and total disability, retirement or other such termination of employment.

If the named executive officer is terminated by us for cause, no benefits will be payable to the named executive officer other than amounts representing negotiated contributions as determined under the agreement that is in effect for each plan year and earnings thereon. If a named executive officer incurs an unforeseeable emergency, the early withdrawal of benefits is limited to the amount necessary to meet the emergency. In the case of any distribution payable as a result of a separation from service by a named executive officer, the distribution will begin no earlier than six months from the date of the separation from service, or if earlier, the date of the named executive officer’s death, all in accordance with Section 409A of the Internal Revenue Code.

Fiscal 2012 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Zev Weiss	$0		$3,856	($407,487)	($947,133)	$966,761
Stephen J. Smith	$35,619	(5)	$10,856	($3,086)	$0	$180,205
Jeffrey Weiss	$30,905	(4)	$16,218	($89,307)	($678,880)	$296,552
John W. Beeder	$438,648	(6)	$12,658	($89,300)	$0	$672,077
Michael L. Goulder	$0		$3,856	$8,643	$0	$181,214

(1)	Reflects the maximizer and restoration benefits contributions made by us and credited to the accounts of the named executive officers based on fiscal 2012 performance. These amounts are included in the “All Other Compensation” column of the Fiscal 2012 Summary Compensation Table. Does not include the maximizer and restoration benefits contributed in fiscal 2012 based on fiscal 2011 performance.

(2)	Reflects earnings or losses on each type of deferred compensation listed above. The earnings are calculated based on (a) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 29, 2012, less (b) the total number of units credited to the account multiplied by the price of American Greetings common shares or the applicable mutual fund as of February 28, 2011. No portion of these earnings was included in the Fiscal 2012 Summary Compensation Table because there were no “above-market” or preferential earnings as defined in applicable rules of the SEC.

(3)	The aggregate balances reported in this column (without taking into account earnings or losses on, or distributions from, account balances) include the following amounts previously reported in prior Summary Compensation Tables: for Mr. Zev Weiss, $2,658,240; for Mr. Smith, $112,855; for Mr. Jeffrey Weiss, $2,027,265; for Mr. Beeder, $240,137; and for Mr. Goulder, $60,902.

(4)	Represents employee contributions under the maximizer benefit, which is included in the “Salary” column of the Fiscal 2012 Summary Compensation Table.

(5)	Of the amount reported, $18,121 represents salary deferrals and the remainder represents employee contributions under the maximizer benefit, all of which are included in the “Salary” column of the Fiscal 2012 Summary Compensation Table.

(6)	Of the amount reported, (a) $354,000 represents Class A performance shares that were deferred (included in the “Stock Awards” column of the Fiscal 2012 Summary Compensation Table for fiscal 2010) (b) $62,645 represents Class A RSUs that were deferred (included in the “Stock Awards” column of the Fiscal 2012 Summary Compensation Table for fiscal 2011), and (c) the remainder represents employee contributions under the maximizer benefit that are included in the “Salary” column of the Fiscal 2012 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

We do not offer separate change in control agreements for our officers. However, we provide for the payment of severance and certain other benefits to our named executive officers upon certain types of terminations of employment, as described below. These benefits are in addition to benefits generally available to all salaried employees. In all cases, the timing and amount of payments will comply with the requirements of Section 409A of the Internal Revenue Code, including, in the case of an officer who is a Specified Employee as defined under Section 409A (which generally includes our fifty highest paid officers), the delay of payments until six months following the date of separation.

Employment Agreements.    Pursuant to their employment agreements, dated May 1, 1997 and June 1, 1991, respectively, if each of Messrs. Zev or Jeffrey Weiss, as applicable, is terminated by us for any reason other than a gross violation of his obligations to us, we must pay him a continuing salary at a rate of the highest base salary paid to him during the preceding six months for a period equivalent to one-half month for each year of his employment with us, but in no event will such payment be less than three months or greater than twelve months. The agreements each contain a customary confidentiality provision and prohibit Messrs. Zev or Jeffrey Weiss, as applicable, from working for any of our competitors in the United States or Canada for a period of twelve months following their employment with us. In addition, if Messrs. Zev or Jeffrey Weiss, as applicable, sign a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers), which is described in greater detail below under “Severance Benefits Plan.”

Pursuant to his employment agreement, dated April 14, 2003, if Mr. Smith is terminated by us for any reason other than a gross violation of his obligations to us, we are required to pay him the highest base salary paid to him during the preceding six months for a period of twelve months. The agreement contains a customary confidentiality provision and prohibits Mr. Smith from working for any of our competitors in the United States or Canada for a period of twelve months following his employment with us. In addition, if Mr. Smith signs a waiver and release agreement at the time of his termination of employment, he will receive the greater of the benefits provided in his employment agreement or the benefits provided under our American Greetings Severance Benefits Plan (Officers) described below.

Mr. Beeder has an employment agreement with us dated June 12, 2008, which provides that if he is involuntarily terminated without cause (as defined in his employment agreement) or if Mr. Beeder terminates his employment because we have materially reduced his title, authority, duties and responsibilities (other than as a result of a change in control, as defined in his employment agreement), and, in each case, he executes a waiver and release for any claims against the company, he will be entitled to twelve months base salary at the salary in effect at the time of separation (reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period), which will not be less than $440,000, participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees), and outplacement services. If Mr. Beeder is involuntarily terminated without cause but he does not execute a waiver and release for any claims against the company, then Mr. Beeder will only be entitled to three months base salary at the salary in effect at the time of separation. Mr. Beeder’s employment agreement also provides that if his employment agreement is terminated by us as a result of a change in control or by Mr. Beeder because we have materially reduced his title, authority or responsibilities as a result of a change in control, he will be entitled to twelve months base salary at the salary in effect at the time of separation, which will not be less than $440,000; provided such amount will be reduced by the amount of salary Mr. Beeder may receive from subsequent employment during that period. Mr. Beeder’s agreement contains a customary confidentiality provision and prohibits Mr. Beeder from working for any of our competitors in the United States or Canada for a period of twelve months following his employment with us.

Mr. Goulder has an agreement with us dated October 17, 2002 that provides that if (1) he is involuntarily terminated for reasons other than a gross violation of his obligations to us; (2) his duties are reduced to a position below that of a Senior Vice President; or (3) there is a change of control in our ownership, he will be entitled to:

•	twelve months base salary at the salary in effect at the time of separation, which will not be less than $330,000;

•

if he has completed six months of active employment in the fiscal year of separation, continued participation in our Key Management Annual Incentive Plan for that fiscal year, which will be at the job level at the time of separation, with the payout based on the actual payout percentage earned and base salary earnings for the fiscal year up to the separation date;

•

continued vesting of any stock options that would otherwise vest during the twelve months following termination and the ability to exercise any vested options for up to 90 days following the end of the twelve months following termination;

•	participation in our health care and life insurance programs for twelve months following termination (at premiums and rates otherwise available to active employees); and

•	continued use of a company car for 90 days after his termination (all other executive officers receive continued use of a company car for 30 days following termination by us without cause).

Severance Benefits Plan.    The American Greetings Severance Benefits Plan (Officers) provides severance benefits to our U.S. executive officers who lose their positions involuntarily other than as a result of a gross violation of their obligations to us. Upon a change in control, there is no payment to an officer unless there is a subsequent termination due to the fact that the officer is not offered a comparable position. If an officer does not sign a waiver and release agreement at the time of termination, the officer will receive one-half of one month’s base salary (exclusive of bonus, commission or other incentives). If an officer signs a waiver and release agreement at the time of termination, the officer will receive (1) one month’s base salary (exclusive of bonus, commission or other incentives) for each year of continuous service completed with us, with a minimum total benefit of at least twelve months and a maximum total benefit of twenty-four months, and (2) outplacement services for six months to assist the officer in seeking employment. In addition, each officer will receive continued health care coverage concurrently with COBRA in the plan in which the officer was enrolled at the time of termination at the employee payroll deduction rate through the end of the applicable severance period, and we will deduct the monthly premium from the severance payment. We will make the severance payments on a monthly basis or in a lump sum, at our discretion. Mr. Beeder and Mr. Goulder do not participate in the American Greetings Severance Benefits Plan (Officers) and receive severance according to the terms of their respective agreements described above.

Supplemental Executive Retirement Plan.    The named executive officers participate in our Supplemental Executive Retirement Plan, which is described above under “Pension Benefits in Fiscal 2012.” Please see the narrative and the table in that section for information regarding the circumstances in our Supplemental Executive Retirement Plan that will trigger payments or the provision of benefits and the calculation of those benefits. In addition to those circumstances, if a named executive officer becomes disabled and is eligible for and receiving benefits under our Long-Term Disability Plan, the named executive officer may begin receiving a disability retirement benefit under the Supplemental Executive Retirement Plan on the later of the first day of the month coinciding with or next following: (1) the date the named executive officer stops receiving benefit payments under the Long-Term Disability Plan; and (2) the date the named executive officer reaches age 65. The benefit payable to a named executive officer will be his accrued benefit determined as of the date he began receiving benefits under the Long-Term Disability Plan. If the named executive officer is not eligible to receive benefits under our Long-Term Disability Plan, his accrued benefit will be determined as of the date he is determined to have a disability under Section 409A of the Internal Revenue Code.

Limitations on Benefits.    During a named executive officer’s participation in the Supplemental Executive Retirement Plan and for a period of two years following the date he separates from employment with us, each named executive officer must comply with certain obligations, including confidentiality, non-solicitation and non-disparagement obligations, obligations to disclose business opportunities to us, and obligations to refrain from engaging in criminal conduct. If a named executive officer violates one or more of the foregoing obligations, he will immediately forfeit any and all rights to benefits under the plan. In addition, for a period of ten years following the date a named executive officer separates from employment with us, he must (1) refrain from engaging in certain competitive activities, (2) provide consulting services to us upon our request, and (3) not commence or threaten to commence an action seeking recovery of a benefit under the plan that has been completely or partially denied or to enforce the terms of the plan without first signing a confidentiality agreement regarding the claim. If the named executive officer violates one or more of the foregoing items, we will not be required to pay any benefits to him. Under the plan, each named executive officer must assign and transfer to us any and all discoveries, inventions and improvements that he has conceived, or may make, conceive, acquire or suggest, whether solely or jointly with others during his employment by us, and which relate to any subject matter within the field in which he provides personal services to us and involves the use of resources belonging to us.

Committee Discretion to Impose Lesser Sanctions.    If the Compensation and Management Development Committee determines that the financial impact on us from a violation of any of the requirements set forth in the “Limitations on Benefits” section described above is expected to be less than $250,000 in the aggregate, in lieu of the complete forfeiture of the named executive officer’s benefit the Compensation Committee may impose a limited monetary sanction equal to the lesser of (1) one-half of the present value of his benefit under the plan (determined as of the date of the violation) or (2) $100,000, as a set off against the plan benefit otherwise payable.

Executive Deferred Compensation Plan.    The named executive officers participate in our Executive Deferred Compensation Plan described above under “Nonqualified Deferred Compensation for Fiscal 2012.” Please see the narrative and the table in that section for information regarding the circumstances in our Executive Deferred Compensation Plan that will trigger payments or the provision of benefits and the calculation of those benefits.

Key Management Annual Incentive Plan.    The named executive officers participate in our Key Management Annual Incentive Plan. Please see the “Analysis of Compensation Elements Paid to Named Executive Officers – Key Management Annual Incentive Plan” section in the Compensation Discussion and Analysis section for a more detailed description of our Key Management Annual Incentive Plan. If a named executive officer voluntarily or involuntarily separates employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. If a named executive officer’s employment with us ends during a plan year because the named executive officer (1) elects to retire after age 60, (2) takes a leave of absence, or (3) suffers a permanent disability or dies, the incentive payout will be prorated to the nearest full month based on the actual period the officer participated in the plan during the fiscal year.

Equity Incentive Plans.    Each of our named executive officers has one or more grants of options outstanding under our American Greetings Corporation 1997 Equity and Performance Incentive Plan, our 2007 Omnibus Incentive Compensation Plan, or both. According to the terms of their stock option agreements, all options become immediately exercisable in full if the named executive officer dies, becomes permanently disabled or incompetent, or has ten or more years of continuous service with us and terminates employment at age 65. In addition, options granted to our named executive officers terminate on the earliest of the following dates: (1) ten years from the date of grant; (2) nine months from the date of permanent disability of the named executive officer if the same was the cause of, or occurred within three months after, termination of the named executive officer’s employment with us; (3) immediately, on the date the grantee’s employment is terminated for cause (in the case of grants under the 2007 Omnibus Incentive Compensation Plan), or on the date of an act by the officer that is intentionally committed and materially inimical to our interests (in the case of grants under the 1997 Equity and Performance Incentive Plan); or (4) three months from the date of termination of employment in all other cases.

Each of our named executive officers has one or more grants of RSUs outstanding under our 2007 Omnibus Incentive Compensation Plan. Except as described below, RSUs not vested on the date the named executive officer separates from American Greetings will be forfeited. If the named executive officer’s employment ends because he elects to retire at age 65 with ten years of continuous service, suffers a permanent disability, or dies, RSUs that have not vested as of the date of separation will immediately vest on the date of separation on a pro-rata basis. The pro-rata percentage of shares that vest will be determined based on the period of time between the date the RSUs were granted and the separation date, as a percentage of the full vesting period. If the named executive officer is terminated for cause, any RSUs not yet vested or vested but not issued, will also be forfeited.

Each of our named executive officers has a grant of performance shares outstanding under our 2007 Omnibus Incentive Compensation Plan. Except as described below, shares not vested on the date the named executive officer separates from American Greetings will be forfeited. If the named executive officer’s employment ends because he elects to retire at age 65 with ten years of continuous service, suffers a permanent disability, dies, or is involuntary separated without cause, shares that have not yet been credited as of the date of separation are forfeited. Under those same circumstances, shares that are credited but not yet vested will immediately vest on the date of separation on a pro-rata basis. The pro-rata percentage of shares that vest will be determined based on the period of time between the date the shares were credited and the separation date, as a percentage of the full vesting period. If the named executive officer is terminated for cause, any performance shares credited but not yet vested or vested but not issued, will also be forfeited.

Life Insurance Benefits.    For a description of the executive life insurance that provides coverage to the named executive officers, see footnote 6(d) to the above Fiscal 2012 Summary Compensation Table. We provide this coverage, together with any associated tax reimbursement, for six months following the termination of an executive officer by us without cause. We provide each named executive officer to receive accidental death and dismemberment proceeds in an amount equal to $275,000. Additionally, we provide Business Travel Accident Insurance in an amount equal to the lesser of (1) three times his annual salary or (2) $3 million, subject to a minimum of $250,000 for each named executive officer.

Quantitative Disclosure.    The tables below reflect the amount of compensation that would be paid to each of the named executive officers in the event of termination of such executive’s employment, disability or following a change in control. The amounts shown assume that such termination was effective as of February 29, 2012, and thus include amounts earned through such date. The actual amounts to be paid out can only be determined at the time of such executive’s actual separation. As necessary for purposes of calculations, we have used the closing price of our Class A common shares on the NYSE on February 29, 2012, the last trading day of our fiscal year, which was $15.00. The amounts shown do not include benefits and payments that are generally available to all employees on a non-discriminatory basis.

Zev Weiss (Chief Executive Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason	Termination by us without Cause		Termination by us for Cause	Termination Following Change in Control		Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	—	$1,562,856	(1)	—	$1,562,856	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$996,039	$996,039	$996,039		$399,946	$996,039		—	$996,039	$996,039		$996,039
Stock Options	—	—	—		—	—		—	$239,910	$239,910		—
Performance Shares	—	—	$150,000		—	$150,000		—	$150,000	$150,000		—
RSUs	—	—	—		—	—		—	$184,890	$184,890		—
Supplemental Executive Retirement Plan	—	—	$1,640,460	(3)	—(7)	$1,640,460	(3)	—	—	$1,640,460	(3)	—
Deferred Compensation	$966,761	$966,761	$966,761		$869,018	$966,761		—	$966,761	$966,761		$966,761
Health Care	—	—	$16,974		—	$16,974		—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—		—	$8,172,400	—		—
Outplacement Services(5)	—	—	$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—	$17,267		—	$17,267		—	—	—		—
Company Car	—	—	$1,842		—	$1,842		—	—	—		—

Total	$1,962,800	$1,962,800	$5,367,199		$1,268,964	$5,367,199		$0	$10,710,000	$4,178,060		$1,962,800

Stephen J. Smith (Senior Vice President and Chief Financial Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason	Termination by us without Cause	Termination by us for Cause	Termination Following Change in Control	Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	—	$437,453	—	$437,453	—	—	—		—
Key Management Annual Incentive Plan(2)	$309,484	$309,484	$309,484	$124,269	$309,484	—	$309,484	$309,484		$309,484
Stock Options	—	—	—	—	—	—	$0	$0		—
Performance Shares	—	—	$67,500	—	$67,500	—	$67,500	$67,500		—
RSUs	—	—	—	—	—	—	$54,510	$54,510		—
Supplemental Executive Retirement Plan	—	—	—	—	—	—	—	$333,534	(3)	—
Deferred Compensation	$180,205	$180,205	$180,205	$141,621	$180,205	—	$180,205	$180,205		$180,205
Health Care	—	—	$10,721	—	$10,721	—	—	—		—
Life Insurance Proceeds(4)	—	—	—	—	—	—	$3,994,866	—		—
Outplacement Services(5)	—	—	$15,000	—	$15,000	—	—	—		—
Life Insurance Premiums(6)	—	—	$12,372	—	$12,372	—	—	—		—
Company Car	—	—	$1,305	—	$1,305	—	—	—		—

Total	$489,689	$489,689	$1,034,040	$265,890	$1,034,040	$0	$4,606,565	$945,233		$489,689

Jeffrey Weiss (President and Chief Operating Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason	Termination by us without Cause		Termination by us for Cause	Termination Following Change in Control		Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	—	$1,480,860	(1)	—	$1,480,860	(1)	—	—	—		—
Key Management Annual Incentive Plan(2)	$701,681	$701,681	$701,681		$281,750	$701,681		—	$701,681	$701,681		$701,681
Stock Options	—	—	—		—	—		—	$179,933	$179,933		—
Performance Shares	—	—	$127,500		—	$127,500		—	$127,500	$127,500		—
RSUs	—	—	—		—	—		—	$139,050	$139,050		—
Supplemental Executive Retirement Plan	—	—	1,401,388	(3)	—(7)	$1,401,388	(3)	—	—	$1,401,388	(3)	—
Deferred Compensation	$296,552	$296,552	$296,552		$187,937	$296,552		—	$296,552	$296,552		$296,552
Health Care	—	—	$21,008		—	$21,008		—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—		—	$4,935,732	—		—
Outplacement Services(5)	—	—	$15,000		—	$15,000		—	—	—		—
Life Insurance Premiums(6)	—	—	$14,792			$14,792		—	—	—		—
Company Car	—	—	$1,123		—	$1,123		—	—	—		—

Total	$998,233	$998,233	$4,059,904		$469,687	$4,059,904		$0	$6,380,448	$2,846,104		$998,233

John W. Beeder (Senior Vice President – Executive Sales and Marketing Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason	Termination by us without Cause		Termination by us for Cause	Termination Following Change in Control		Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	$562,900(8)	$562,900	(8)	—	$562,900	(8)	—	—	—		—
Key Management Annual Incentive Plan(2)	$432,139	$432,139	$432,139		$173,519	$432,139		—	$432,139	$432,139		$432,139
Stock Options	—	—	—		—	—		—	$0	$0		—
Performance Shares	—	—	$90,000		—	$90,000		—	$90,000	$90,000		—
RSUs	—	—	—		—	—		—	$103,125	$103,125		—
Supplemental Executive Retirement Plan	—	—	—		—	—		—	—	$211,050	(3)	—
Deferred Compensation	$672,077	$672,077	$672,077		$647,354	$672,077		—	$672,077	$672,077		$672,077
Health Care	—	—	$10,740	(8)	—	$10,740	(8)	—	—	—		—
Life Insurance Proceeds(4)	—	—	—		—	—		—	$3,370,084	—		—
Outplacement Services(5)	—	$15,000(8)	$15,000	(8)	—	$15,000	(8)	—	—	—		—
Life Insurance Premiums(6)	—	—	$12,109	(8)	—	$12,109	(8)	—	—	—		—
Company Car	—	—	$1,028		—	$1,028		—	—	—		—

Total	$1,104,216	$1,682,116	$1,795,993		$820,873	$1,795,993		$0	$4,667,425	$1,508,391		$1,104,216

Michael L. Goulder (Senior Vice President –Executive Supply Chain Officer)

Benefits and Payments	Resignation without Good Reason	Resignation with Good Reason	Termination by us without Cause	Termination by us for Cause	Termination Following Change in Control	Change in Control (no termination)	Death	Disability		Early Retirement (Rule of 65)
Base Salary	—	$506,829	$506,829	—	$506,829	—	—	—		—
Key Management Annual Incentive Plan(2)	$409,790	$409,790	$409,790	$164,545	$409,790	—	$409,790	$409,790		$409,790
Stock Options	—	—	—	—	—	—	$0	$0		—
Performance Shares	—	—	$90,000	—	$90,000	—	$90,000	$90,000		—
RSUs	—	—	—	—	—	—	$82,500	$82,500		—
Supplemental Executive Retirement Plan	—	—	—	—	—	—	—	$486,403	(3)	—
Deferred Compensation	$181,214	$181,214	$181,214	$130,868	$181,214	—	$181,214	$181,214		$181,214
Health Care	—	—	$10,961	—	$10,961	—	—	—		—
Life Insurance Proceeds(4)	—	—	—	—	—	—	$3,340,974	—		—
Outplacement Services(5)	—	—	$15,000	—	$15,000	—	—	—		—
Life Insurance Premiums(6)	—	—	$13,493	—	$13,493	—	—	—		—
Company Car	—	$2,791	$2,791	—	$2,791	—	—	—		—

Total	$591,004	$1,100,624	$1,230,078	$295,413	$1,230,078	$0	$4,104,478	$1,249,907		$591,004

(1)	Assumes that the named executive officer signed the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to 20 months of severance in the case of Mr. Zev Weiss and 24 months of severance in the case of Mr. Jeffrey Weiss. If the officer does not sign such waiver and release agreement, he would have been entitled to receive 10 months of severance in the case of Mr. Zev Weiss and 12 months of severance in the case of Mr. Jeffrey Weiss, in accordance with their employment agreements.

(2)	If a named executive officer voluntarily or involuntarily separates from employment before the completion of a plan year, which coincides with our fiscal year, the officer will forfeit his award for that fiscal year. For purposes of this table, we have assumed the officer terminates employment as of the close of business on February 29, 2012, and was thus actively employed as of the last day of the fiscal year and plan year. For purposes of this table, we have also assumed the named executive officer was paid under the individual component of the Key Management Annual Incentive Plan based on the actual achievement of his individual performance goals for fiscal 2012 for all separation events other than termination by us for cause, which assumed the named executive officer received the lowest individual performance rating.

(3)	Represents the present value of the accrued benefit.

(4)	Assumes that the officer’s death occurred as the result of an accident covered under our accidental death and dismemberment insurance policy and our business travel accident insurance policy. The amounts represent the proceeds to be paid by the applicable insurance company to which premium payments have been made.

(5)	Assumes that the named executive officer signs the requisite waiver and release agreement contemplated by the American Greetings Severance Benefit Plan (Officers) as described above, entitling him to six months of outplacement services, the value of which we estimate to be equal to $15,000 as of February 29, 2012. If the officer does not sign such waiver and release agreement, he will not be entitled to any outplacement services.

(6)	Includes amounts reimbursed for the payment of taxes on income attributed to the officer for the value of universal life insurance premiums paid by American Greetings.

(7)	Assumes that the named executive officer is terminated for violating his obligations as set forth in the Supplemental Executive Retirement Plan.

(8)	Assumes that the named executive officer signs the requisite waiver and release agreement pursuant to his employment agreement. If he does not sign the waiver and release agreement, the amounts he will receive in these categories will be reduced or eliminated.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. The compensation we pay our non-employee directors is designed to fairly pay directors for work required for a company of our size and scope, to align directors’ interests with the long-term interests of shareholders, and to attract and retain qualified individuals to serve on our Board. In setting director compensation, we consider the significant amount of time that directors spend in fulfilling their duties to American Greetings, the skill level we require of members of the Board, and the compensation paid to directors of companies of our size and structure. Employees of American Greetings who are also directors are not compensated for serving on the Board.

Cash Compensation Paid to Board Members

During fiscal 2012, each non-employee director was entitled to receive the following cash compensation with respect to his or her service on the Board:

•	$70,000 annual Board retainer fee;

•

$10,000 annual retainer fee to the chair of the Nominating and Corporate Governance Committee; $15,000 annual retainer fee to the chair of the Compensation and Management Development Committee; and $20,000 annual retainer fee to the chair of the Audit Committee;

•

$7,500 annual retainer fee to non-chair members of the Nominating and Corporate Governance Committee and the Compensation and Management Development Committee and $10,000 annual retainer fee to non-chair members of the Audit Committee; and

•	Reimbursement of expenses related to attending Board and committee meetings.

From time to time, the Board may establish additional committees or subcommittees relating to specific matters. Although these committees are not standing committees and are formed on a temporary basis, directors serving on these committees are typically paid an additional retainer and/or a fee for meetings that they attend. Directors may make an election to receive American Greetings’ Class A or Class B common shares in lieu of all or a portion of the fees due to such directors as compensation for serving on the Board. All such shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued based on the closing price of American Greetings’ Class A common shares on the last trading day of the calendar quarter prior to the payment of such fees. During fiscal 2012, all of the independent directors elected to receive their retainers and fees in cash.

RSU Program

In addition to cash compensation, to further align non-employee directors’ interests with the interests of our shareholders, each year non-employee directors receive an annual grant of Class A RSUs. In accordance with our grant policy, the annual RSU grant to our non-employee directors is made at the same time as the annual grant is made to our officers, on the second trading day following the filing of our Annual Report on Form 10-K. The RSUs vest in one-half increments on each of the first two anniversaries of the date of grant. The annual grant made in May 2011 was fixed at RSUs representing 3,800 Class A common shares. Consistent with the decision to base the grant size of RSUs made to our employees on a fixed dollar value of shares because the value of the RSU grant both to the recipient and for purposes of calculating the expense recorded by the company could vary greatly depending on the trading price of our common shares on the date of grant if the grant size is a set number of shares, beginning with grants made in May 2012 (fiscal 2013), the size of the RSU grant is based on a fixed dollar value of shares of $90,000 for each director. The dollar value of the fiscal 2013 target grant size was set at a level intended to approximate the aggregate value of the RSU grants made during fiscal 2012 based on the closing price of our common shares on that date of grant, May 3, 2011, which was $23.72. The actual number of RSUs granted will vary in size depending on the closing price of our common shares on the date of grant.

Deferred Compensation Program for Non-Employee Directors

The American Greetings Outside Directors’ Deferred Compensation Plan allowed for each non-employee director to defer all or part of his or her compensation. Any cash compensation that is deferred is credited to the director’s account and invested according to the director’s instruction in the following mutual funds: PRIMECAP Fund Investor Shares, Wellington Fund Investor Shares, Vanguard 500 Index Signal Shares and Vanguard Prime Money Market Fund. If a director elected to defer his or her retainer or committee fees that are received in the form of shares, such deferred compensation is held in share equivalents of American Greetings. Each participant is credited with dividend equivalents with respect to any dividends paid on American Greetings common shares during the deferral period. The deferred shares, together with dividend equivalents, will be paid to the director in the form of shares at the end of their deferral period. No portion of a director’s earnings under the Outside Directors’ Deferred Compensation Plan are “above-market” or preferential, as defined in applicable rules of the SEC. In an effort to eliminate compensation programs offered by us that are not widely utilized, yet are administratively burdensome to operate, on December 8, 2011, the Compensation Committee made the decision to freeze the Outside Directors’ Deferred Compensation Plan. Accordingly, effective December 8, 2011, outside directors were no longer permitted to make new deferral elections under the Outside Directors’ Deferred Compensation Plan. Deferral elections made prior to December 8, 2011, however, will continue to be honored, and amounts previously deferred will remain deferred in accordance with existing deferral elections and may be re-deferred in accordance with the Outside Directors’ Deferred Compensation Plan.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Scott S. Cowen	$95,000	$86,797	—	—	$10,090	(5)	$191,887
Jeffrey D. Dunn	$87,500	$86,797	—	—	$90		$174,387
William E. MacDonald, III	$97,500	$86,797	—	—	$90		$184,387
Michael J. Merriman, Jr.	$87,500	$86,797	—	—	$10,090	(5)	$184,387
Charles A. Ratner	$87,500	$86,797	—	—	$90		$174,387
Jerry Sue Thornton	$85,000	$86,797	—	—	$10,090	(5)	$181,887

(1)	Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating Officer, and Morry Weiss, our Chairman, are not included in this table as they are employees of American Greetings and thus receive no compensation for their services as directors. As named executive officers, the compensation received by Messrs. Zev and Jeffrey Weiss is included in the Fiscal 2012 Summary Compensation Table. Information concerning the compensation of Morry Weiss is included below under “Certain Relationships and Related Transactions.”

(2)	As described above, directors may elect to receive a portion of their retainers or other fees in the form of shares. The amounts in this column represent the annual retainer and any other fees the non-employee director has earned or been paid in cash during fiscal 2012. For the retainer and fees paid in fiscal 2012, all of the independent directors were paid in cash. Mr. Dunn and Dr. Thornton have each deferred all fees under the Outside Directors’ Deferred Compensation Plan.

(3)	Reflects the aggregate grant date fair value of RSUs granted to each director in fiscal 2012 in accordance with Topic 718. There were no RSU forfeitures for the directors in fiscal 2012. Assumptions used in the calculation of these amounts are included in footnote 15 to our audited financial statements for fiscal 2012 included in our Annual Report on Form 10-K filed with the SEC on April 30, 2012. While these amounts reflect the aggregate grant date fair value computed in accordance with Topic 718, the aggregate grant date fair value may not correspond to the actual value that will be recognized by the director. The actual amount, if any, realized upon the vesting will depend upon the number of shares, if any, that vest and the market price of our common shares on the date of vesting.

As of February 29, 2012, each director had the following number of options and RSUs outstanding:

Name	RSUs	Options
Scott S. Cowen	3,800	65,000
Jeffrey D. Dunn	3,800	44,000
William E. MacDonald, III	3,800	44,000
Michael J. Merriman, Jr.	3,800	51,000
Charles A. Ratner	3,800	69,000
Jerry Sue Thornton	3,800	69,000

(4)	Includes an estimated premium of $90 per director paid by American Greetings that may be attributable to a $250,000 accidental death and dismemberment insurance policy covering each of our outside directors.

(5)	In fiscal 2012, we established a charitable matching contribution program under which we will match, in any given fiscal year, up to $10,000 of contributions made by an independent director to a charitable or other non-profit organization. The amounts reflected above include $10,000 of matching contributions made by American Greetings with respect to contributions made by the director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

Policy.    The Board has adopted a written policy and procedures for review, approval and monitoring of transactions involving American Greetings and “related persons,” which generally includes directors, executive officers and their immediate family members, and shareholders owning five percent or greater of our outstanding stock and their immediate family members. The policy covers related person transactions that meet the minimum threshold for disclosure in the proxy statement under the relevant rules of the SEC (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Due to the nature of the transaction or the approvals previously obtained, the policy considers the following categories of transactions to be pre-approved even if the aggregate amount involved exceeds $120,000:

•	compensation paid to our executive officers and immediate family members of our executive officers or directors that has been approved or ratified by the Compensation Committee;

•	compensation paid to our directors;

•

transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million, or 2% of that company’s annual gross revenues;

•

charitable contributions, grants or endowments by American Greetings to a charitable organization at which a related person’s only relationship is as an employee (other than an executive officer), director or trustee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts or annual gross revenue (which transactions are generally approved or ratified by our Nominating and Corporate Governance Committee);

•

transactions where the related person’s interest arises solely from the ownership of our common shares and all holders of our common shares received the same benefit on a pro rata basis, such as dividends;

•	transactions with a related person involving services such as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and

•

any transaction with a related person involving the offer and sale to the company of Class B common shares, or exchange of Class B common shares for Class A common shares, in each case provided such offer, sale or exchange is effected in accordance with our articles of incorporation.

Related person transactions not otherwise pre-approved as described above must be approved or ratified by the Audit Committee, which will consider all relevant facts in doing so. As required under SEC rules, transactions that are determined to be directly or indirectly material to American Greetings or a related person are disclosed in the proxy statement.

Procedures.    The American Greetings legal staff is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether American Greetings or a related person may have a direct or indirect material interest in the transaction. If it is determined that American Greetings or a related person may have a direct or indirect material interest in the transaction, the legal department will submit the matter to the Audit Committee for review and approval, if appropriate. Any member of the Audit Committee who may have a direct or indirect interest in the transaction in question must recuse himself or herself from any consideration of the matter. The Audit Committee will review all of the relevant facts and circumstances of the transaction. Based on the conclusions reached, the Audit Committee will evaluate all options, including but not limited to approving, disapproving or restructuring the proposed transaction.

If it is not practical or desirable to wait until the next regularly scheduled Audit Committee meeting to consider a potential related person transaction, the matter will be submitted to the chair of the Audit Committee, who has been delegated the authority to act between meetings. The chair will report any decisions made to the Audit Committee at its next meeting. If management becomes aware of a related person transaction that was not previously reviewed or ratified, it will refer the matter to the Audit Committee at its next regularly scheduled meeting at which time the Audit Committee or the chair of the Audit Committee shall evaluate all options, including but not limited to ratification, amendment, or termination of the related person transaction.

Related Person Transactions

Compensation paid to related persons.    Morry Weiss, our Chairman of the Board, is the brother of Erwin Weiss, a Senior Vice President of American Greetings, and is the father of (1) Zev Weiss, a director of American Greetings and our Chief Executive Officer, (2) Jeffrey Weiss, a director of American Greetings and our President and Chief Operating Officer, and (3) Gary Weiss, an American Greetings employee and non-executive officer. As employees of American Greetings, these individuals are compensated in a manner that is appropriate for their responsibilities and experience. The compensation paid to each of Messrs. Zev and Jeffrey Weiss is described in the Fiscal 2012 Summary Compensation Table and in the tables that follow the Fiscal 2012 Summary Compensation Table. With respect to fiscal 2012, the following compensation was accrued by, or paid to, Messrs. Morry, Erwin and Gary Weiss, none of whom is a named executive officer:

•

Morry Weiss:    With respect to fiscal 2012, Mr. Morry Weiss was paid a base salary of $400,000, earned incentive compensation under the Key Management Annual Incentive Plan of $203,120 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the Compensation Discussion and Analysis section under the headings “Benefits” and “Perquisites and Other Benefits.” In addition, in fiscal 2012, Mr. Morry Weiss was granted 4,500 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $102,786.

•

Erwin Weiss:    Under the terms of our employment agreement with Mr. Erwin Weiss, during his employment, Mr. Weiss will participate in any applicable fiscal year annual incentive compensation plan, with his individual performance component being calculated at a minimum of 100% of the applicable fiscal year target incentive amount for Senior Vice Presidents, which for fiscal 2012 was 70% of base salary. If grants of stock options are made generally to Senior Vice Presidents during his employment, Mr. Weiss’s employment agreement provides that he will receive such grants. If Mr. Weiss is voluntarily or involuntarily terminated, his employment agreement provides that he will receive $250,000 in deferred compensation, as well as three years of base salary at the rate in effect at the time of separation. With respect to fiscal 2012, Mr. Erwin Weiss was paid a salary of $475,088, earned incentive compensation under the Key Management Annual Incentive Plan of $337,750 (all of which was deferred into the Executive Deferred Compensation Plan) and participated in other regular and customary employee benefit plans, programs and benefits generally available to our executive officers, including participation in the Supplemental Executive Retirement Plan and use of a company car, as well as those described in the Compensation Discussion and Analysis section, under the headings “Benefits” and “Perquisites and Other Benefits.” In addition, in fiscal 2012, Mr. Erwin Weiss was granted 5,500 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $125,627.

•

Gary Weiss:    With respect to fiscal 2012, Mr. Gary Weiss was paid a salary of $287,912, earned incentive compensation under the Key Management Annual Incentive Plan of $179,035 and participated in other regular and customary employee benefit plans, programs and benefits generally available to our employees. As a Vice President, Mr. Weiss is a participant in the Supplemental Executive Retirement Plan, is provided a company car and is entitled to receive those benefits described in the Compensation Discussion and Analysis section under the heading “Benefits” and “Perquisites and Other Benefits.” In addition, in fiscal 2012, Mr. Weiss was granted 2,070 RSUs, which had a grant date value as calculated in accordance with Topic 718 of $47,281.

The foregoing compensation arrangements with Messrs. Morry, Erwin and Gary Weiss were either approved by the Compensation Committee in accordance with the related person transactions policy or in place prior to our adoption of the related person transactions policy and were therefore not subject to the policy.

Transactions in Class B common shares.    It is the company’s policy, as approved by the Board, to repurchase Class B common shares, in accordance with the terms set forth in the company’s articles of incorporation, whenever they are offered by a holder, unless such a repurchase is not otherwise permitted under agreements to which the company is a party. As such, in fiscal 2012, the company and the following executive officers were also participants in the following transactions:

•

Jeffrey Weiss:    On May 2, 2011, Mr. Jeffrey Weiss sold to American Greetings 61,233 Class B common shares for $1,506,332. The company repurchased the shares at $24.60 per share, which, as required by our articles of incorporation, was the closing price on May 1, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company. On July 5, 2011, Mr. Jeffrey Weiss sold to American Greetings 18,794 Class B common shares for $450,680. The company repurchased the shares at $23.98 per share, which, as required by our articles of incorporation, was the closing price on July 3, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company.

•

Morry Weiss:    On May 2, 2011, Mr. Morry Weiss sold 96,803 Class B common shares to American Greetings for $2,381,354. The company repurchased the shares at $24.60 per share, which, as required by our articles of incorporation, was the closing price on May 1, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company. On May 3, 2011, Mr. Morry Weiss sold 776 Class B common shares to American Greetings for $18,407. The company repurchased the shares at $23.72 per share, which as required by our articles of incorporation, was the closing price on May 2, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company.

•

Zev Weiss:    On May 2, 2011, Mr. Zev Weiss sold 196,412 Class B common shares to American Greetings for $4,831,735. The company repurchased the shares at $24.60 per share, which, as required by our articles of incorporation, was the closing price on May 1, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company. On May 3, 2011, Mr. Zev Weiss sold 2,997 Class B common shares to American Greetings for $71,089. The company repurchased the shares at $23.72 per share, which, as required by our articles of incorporation, was the closing price on May 2, 2011, the last day for which sales were publicly reported before the offer to sell was received by the company.

The foregoing transactions were pre-approved under our related persons transaction policy.

World headquarters relocation.    In May 2011, we announced that we will be relocating our world headquarters to a new location in the City of Westlake, Ohio, in a mixed-use development known as Crocker Park (the “Crocker Park Development”), which offers a vibrant urban setting, with retail stores and restaurants, offices, apartments and private residences. Although we have not yet purchased the land on which our world headquarters is expected to be located (the “Crocker Park Site”), we have been negotiating the purchase of the Crocker Park Site from, and have entered into a preliminary, non-binding term sheet with, Crocker Park, LLC, the owner of the Crocker Park Development. Morry Weiss, our Chairman, Zev Weiss, our Chief Executive Officer, Jeffrey Weiss, our President and Chief Operating officer, and Gary Weiss, a non-executive officer of the company, together with members of their family (collectively, but excluding Erwin Weiss, the “Weiss Family”), indirectly own a minority stake in Crocker Park, LLC through their indirect ownership of approximately 37% of the membership interests in Crocker Park, LLC. The authority to conduct, manage and control the business of Crocker Park, LLC, including operating the Crocker Park Development and the decision whether to sell the Crocker Park Site, are reserved to the manager of Crocker Park, LLC, who is unrelated to the Weiss Family. In addition, Morry Weiss has guaranteed certain of Crocker Park, LLC’s obligations that it incurred in connection with developing other portions of the Crocker Park Development that are adjacent to the Crocker Park Site. Although we have not entered into a binding obligation to purchase the Crocker Park Site, in anticipation of making this purchase and beginning construction of our new world headquarters in the Crocker Park Development, on March 23, 2012, we executed an agreement with the City of Westlake and Crocker Park LLC (the “City Development Agreement”). The City Development Agreement provides a framework for the financing and construction of public infrastructure by the City of Westlake related to the development of the Crocker Park Site where our new world headquarters will be located. Specifically, the City Development Agreement provides that if certain conditions are met, including our purchase of the Crocker Park Site, the City of Westlake will issue tax-increment financing bonds (“TIF Bonds”) in an amount not to exceed $54,000,000 and utilize the proceeds of such TIF Bonds to construct streets, sidewalks, driveways and parking facilities in the Crocker Park Development (collectively, the “Public Infrastructure”). The City of Westlake’s construction of the Public Infrastructure will facilitate both the development of our headquarters at the Crocker Park Site and the development by Crocker Park, LLC of additional retail stores, restaurants and apartments on parcels adjacent to the Crocker Park Site. Pursuant to the City Development Agreement, the company and Crocker Park, LLC have each committed that, in consideration of the issuance of the TIF Bonds by the City of Westlake, they will each make service payments in lieu of taxes, including minimum service payments, and those service payments will be used by the City of Westlake to pay debt service on the TIF Bonds.

None of the parties will have any obligations under the City Development Agreement until we have purchased land in the City of Westlake to build our new world headquarters. However, if we do build our world headquarters on the Crocker Park Site as is currently contemplated, through their indirect ownership interest in Crocker Park, LLC, Messrs. Morry, Zev, Jeffrey and Gary Weiss, together with their family members, may be deemed to have an interest in the transactions contemplated by the City Development Agreement because:

•

the construction of the world headquarters by us, and the infrastructure improvements to be made by the City of Westlake and financed through the TIF bonds, will benefit the entire Crocker Park Development; and

•

we may not be able to purchase the Crocker Park Site, or develop our world headquarters, on terms that are acceptable to us, without the City of Westlake’s agreement to construct the Public Infrastructure pursuant to the City Development Agreement.

In selecting a location in Northeastern Ohio, an independent committee of the Board considered a number of sites both within and outside the State of Ohio. All of these sites were evaluated side by side for their benefits, disadvantages and costs, utilizing independent professional real estate advisors. The real estate investment by members of the Weiss family did not affect the decision to select the Crocker Park Development, as the independent directors reached their conclusion after more than a year-long analysis of a variety of factors, including changes in the greeting-card industry, employee recruitment, local tax rates, the costs of a new or renovated facility, moving expenses, and the company’s desire for offices and an environment that better fits an evolving business with a significant creative culture. The independent members of the Board unanimously approved and authorized the company to enter into the City Development Agreement, and we will not enter into any binding agreement with Crocker Park, LLC to purchase the Crocker Park Site unless it is approved by our independent directors. Because the City Development Agreement was unanimously approved by our independent directors, including all members of the Audit Committee, after a review of the relevant facts and circumstances, including the involvement of related persons, the City Development Agreement was not approved separately by the Audit Committee under our related persons transaction policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report provides information concerning the Audit Committee of the Board.

The Audit Committee reviews our financial reporting practices on behalf of the Board. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended February 29, 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee discussed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the Statement on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also obtained a formal written statement from the independent registered public accounting firm that described all of American Greetings’ relationships with the independent registered public accounting firm that might bear on the auditor’s independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the independent registered public accounting firm any relationships that might influence its objectivity and independence and satisfied itself as to the auditor’s independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence. Management has the responsibility for the preparation of American Greetings’ financial statements, and the independent registered public accounting firm has the responsibility for the auditing of those statements.

Based on the above-referenced review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in its Annual Report on Form 10-K for the year ended February 29, 2012 for filing with the SEC.

Audit Committee

William E. MacDonald, III, Chair

Scott S. Cowen

Jeffrey D. Dunn

Michael J. Merriman, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The firm of Ernst & Young LLP and its predecessors has been our independent registered public accounting firm since our incorporation in 1944. In connection with the audit of the fiscal 2012 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees Paid to Ernst & Young LLP

Audit Fees.    The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for fiscal 2012 and fiscal 2011, including the audit of the effectiveness of internal control over financial reporting, for the reviews of the interim financial statements included in our Quarterly Reports on Forms 10-Q filed with the SEC for fiscal 2012 and fiscal 2011, and statutory audits required internationally and registration statements were $1,949,700 and $1,635,100, respectively.

Audit-Related Fees.    There were no fees billed for audit-related fees, such as assurance and related services, provided by Ernst & Young LLP for either fiscal 2012 or fiscal 2011 and which were not otherwise reported under “Audit Fees” above.

Tax Fees.    The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning for fiscal 2012 and fiscal 2011 were $191,100 and $380,200, respectively. These fees related primarily to tax compliance, tax consulting and international tax matters.

All Other Fees.    There were no fees billed for other services provided by Ernst & Young LLP for either fiscal 2012 or fiscal 2011.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.    It is the Audit Committee’s policy that all audit and non-audit services to be performed for us by our independent registered public accounting firm be preapproved by the Audit Committee (including the fees and terms of such services), subject to the de minimis exceptions for non-audit services described in the Exchange Act and the rules and regulations thereunder. In accordance with such policy, the Audit Committee preapproved 100% of the services described above under the captions Audit, Audit-Related Fees and Tax Fees for fiscal 2012 and fiscal 2011.

SECURITY OWNERSHIP

Security Ownership of Management

At the close of business on April 30, 2012, our directors, the named executive officers and the directors and officers as a group beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of our common shares as set forth in the following table:

Name	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding	Deferred Compensation Plan Share Equivalents(5)
Scott S. Cowen	Class A Common	67,700	(1)	¿	—
	Class B Common	1,994	(6)	¿	—

Jeffrey D. Dunn	Class A Common	45,900	(1)	¿	—
	Class B Common	—		¿	—

William E. MacDonald, III	Class A Common	46,900	(1)	¿	—
	Class B Common	—		¿	—

Michael J. Merriman, Jr.	Class A Common	52,900	(1)	¿	—
	Class B Common	—		¿	—

Charles A. Ratner	Class A Common	82,036	(1)(6)	¿	—
	Class B Common	16,219		¿	—

Jerry Sue Thornton	Class A Common	66,900	(1)	¿	—
	Class B Common	13,797	(6)	¿

Morry Weiss	Class A Common	19,310	(1)	¿	—
	Class B Common	339,405	(1)(2)	11.43%	—

Zev Weiss	Class A Common	—		¿	—
	Class B Common	551,504	(1)(4)	16.49%	47,740

Jeffrey Weiss	Class A Common	4,258	(3)	¿	—
	Class B Common	353,245	(1)(4)	11.18%	—

Stephen J. Smith	Class A Common	108,158	(1)	¿	—
	Class B Common	—		¿	—

John W. Beeder	Class A Common	30,125	(1)	¿	38,888
	Class B Common	—		¿	—

Michael L. Goulder	Class A Common	281,736	(1)	¿
	Class B Common	—		¿

All Directors & Executive	Class A Common	1,499,068	(1)(3)(6)	4.47%	38,888
Officers as a group (18 including the above)	Class B Common	1,276,163	(1)(2)(4)(6)	33.68%	47,740

¿  less than 1.0% of class outstanding

(1)	Includes the following shares for the following individuals who under Rule 13d-3 of the Exchange Act are deemed to be beneficial owners of those shares by having the right to acquire ownership thereof within 60 days of April 30, 2012 pursuant to outstanding stock options or RSUs:

Scott S. Cowen	Class A Common	66,900
	Class B Common	—

Jeffrey D. Dunn	Class A Common	45,900
	Class B Common	—

William E. MacDonald, III	Class A Common	45,900
	Class B Common	—

Michael J. Merriman, Jr.	Class A Common	52,900
	Class B Common	—

Charles A. Ratner	Class A Common	66,900
	Class B Common	—

Jerry Sue Thornton	Class A Common	66,900
	Class B Common	—

Morry Weiss	Class A Common	19,310
	Class B Common	126,022

Zev Weiss	Class A Common	—
	Class B Common	502,431

Jeffrey Weiss	Class A Common	—
	Class B Common	318,065

Stephen J. Smith	Class A Common	96,110
	Class B Common	—

John W. Beeder	Class A Common	30,125
	Class B Common	—

Michael L. Goulder	Class A Common	265,600
	Class B Common	—

All Directors & Executive	Class A Common	1,313,488
Officers as a group (18 including the above)	Class B Common	946,518

(2)	Includes 26,737 Class B common shares that have been pledged as security for a loan from a financial institution. Excludes the following shares with respect to which Mr. Morry Weiss disclaims beneficial ownership: 78,800 Class B common shares beneficially owned by Mr. Weiss’s wife, Judith Weiss; 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which Mr. Weiss is a trustee; and 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which Mr. Weiss is a trustee. Includes 5,827 Class B common shares that are issuable under performance shares that have been credited to Mr. Morry Weiss but that have not vested, as well as 1,140 RSUs that have not vested, such shares being issuable upon Mr. Weiss’s retirement in accordance with the terms of the respective grant agreements.

(3)

One of the investment alternatives in the American Greetings Retirement Profit Sharing and Savings Plan is a fund made up of our Class A common shares. As of April 30, 2012 the Retirement Profit Sharing and Savings Plan held 1,185,546 Class A common shares. Participants investing in the American Greetings stock fund are allocated units that correspond to their investment in our common shares. The plan purchases or sells Class A common shares in the open market to reflect changes in participant investments in the American Greetings stock fund. Although the actual number of common shares in which a participant is invested directly corresponds to the participant’s investment in the fund, the number of Class A common shares that is allocated to a participant is proportionate to the participant’s investment in the fund relative to all participant investments in the fund. Accordingly, the amounts include the following shares which, under Rule 13d-3 of the Exchange Act, are deemed to be beneficially owned by the individuals as participants in the American Greetings stock fund of the Retirement Profit Sharing and Savings Plan: 4,258 Class A common shares held for the benefit of Jeffrey Weiss; and 13,839 Class A common shares held for the benefit of all Directors and Executive Officers as a group. Each participant has voting power with respect to the shares allocated to his or her account.

(4)	The amounts exclude the following shares with respect to which each of Messrs. Zev and Jeffrey Weiss disclaims beneficial ownership: 203,964 Class B common shares owned by the Irving I. Stone Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; 200,000 Class B common shares owned by the Irving I. Stone Support Foundation, of which each of Messrs. Zev and Jeffrey Weiss is a trustee; and 1,812,182 Class B common shares beneficially owned by the Irving I. Stone Limited Liability Company and the Irving I. Stone Oversight Trust. Each of Messrs. Zev and Jeffrey Weiss is a trustee of the Irving I. Stone Oversight Trust and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company.

(5)	Represents share equivalents credited to the accounts of the named individual with respect to shares deferred under American Greetings deferred compensation programs. These individuals have neither voting power with respect to the shares allocated to the individuals’ accounts, nor do the individuals have the dispositive power or the right to acquire ownership of those shares within 60 days. As a result, under Rule 13d-3 of the Exchange Act, the shares are not considered to be beneficially owned by the applicable individuals.

(6)	Includes the following common shares (including dividend equivalents) that have been deferred by the following individuals that, in accordance with the terms of the applicable plan and their deferral election with respect to the deferred shares issuable to non-employee directors, would be distributed within 60 days of April 30, 2012 if such non-employee director retired as a director on or within 60 days after April 30, 2012:

Scott S. Cowen: 1,994 Class B common shares

Charles A. Ratner: 7,136 Class A common shares

Jerry Sue Thornton: 13,797 Class B common shares

Security Ownership of Certain Beneficial Owners

In addition to Morry Weiss, Zev Weiss and Jeffrey Weiss, each of whose business address is One American Road, Cleveland, Ohio 44144 and whose share ownership is presented above, the following table presents certain information regarding other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities as of the close of business on April 30, 2012:

Name and Address	Title of Class	Amount & Nature of Beneficial Ownership		Percent of Class Outstanding
M.A.M. Investments Ltd., et al	Class A Common	5,677,509	(1)	17.60%
Orion House, 5 Upper St. Martin’s Lane	Class B Common	—		¿
London WC2H 9EA, United Kingdom
Dimensional Funds Advisors LP	Class A Common	3,250,502	(2)	10.08%
Palisades West, Building One,	Class B Common	—		¿
6300 Bee Cave Road
Austin, Texas 78746
BlackRock Inc.	Class A Common	2,803,990	(3)	8.69%
40 East 52nd Street New York,	Class B Common	—		¿
New York 10022
LSV Asset Management	Class A Common	1,990,600	(4)	6.17%
155 North Wacker Drive, Suite 4600	Class B Common	—		¿
Chicago, Illinois 60606
The Vanguard Group, Inc.	Class A Common	1,888,486	(5)	5.85%
100 Vanguard Blvd.	Class B Common	—		¿
Malvern, Pennsylvania 19335
The Irving I. Stone Limited Liability Company	Class A Common	—		¿
Irving I. Stone Oversight Trust	Class B Common	1,812,182	(6)	63.95%
One American Road
Cleveland, Ohio 44144
The Irving I. Stone Foundation	Class A Common	—		¿
One American Road	Class B Common	203,964	(7)	7.17%
Cleveland, Ohio 44144
The Irving I. Stone Support Foundation	Class A Common	—		¿
One American Road	Class B Common	200,000	(8)	7.04%
Cleveland, Ohio 44144

¿	less than 1.0% of class outstanding

(1)	Information is as of December 31, 2011, and is based on an amended report on Schedule 13G filed with the SEC on January 17, 2012 by M.A.M. Investments Ltd., Marathon Asset Management (Services) Ltd, Marathon Asset Management LLP, William James Arah, Jeremy John Hosking, and Neil Mark Ostrer (percentage ownership has been recalculated based on the outstanding Class A common shares on April 30, 2012). According to the Schedule 13G, Marathon Asset Management LLP, Marathon Asset Management (Services) Ltd., M.A.M. Investments Ltd., William James Arah, Neil Mark Ostrer, and Jeremy John Hosking each have shared voting power with respect to 4,249,818 Class A common shares, have shared dispositive power with respect to 5,677,509 Class A common shares, and, as control persons of Marathon Asset Management LLP, are deemed to beneficially own 5,677,509 Class A common shares, but disclaim any direct ownership of such shares.

(2)

Information is as of December 31, 2011 and is based on an amended report on Schedule 13G filed with the SEC on February 14, 2012 by Dimensional Funds Advisors LP (percentage ownership has been recalculated based on the outstanding Class A common shares on April 30, 2012). According to the Schedule 13G, Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts that own the shares reported in the Schedule 13G, and Dimensional Funds Advisors LP reported sole voting power with respect to 3,228,489 Class A common shares and sole dispositive power with respect to 3,250,502 Class A common shares, but disclaims beneficial ownership of such shares.

(3)	Information is as of December 30, 2011 and is based on an amended report on Schedule 13G filed with the SEC on February 13, 2012 by BlackRock Inc. (percentage ownership has been recalculated based on the outstanding Class A common shares on April 30, 2012). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 2,803,990 Class A common shares.

(4)	Information is as of December 31, 2011, and is based on a report on Schedule 13G filed with the SEC on February 2, 2012 by LSV Asset Management (percentage ownership has been recalculated based on the outstanding Class A common shares on April 30, 2012). According to the Schedule 13G, such entity has sole voting and dispositive power with respect to 1,990,600 Class A common shares.

(5)	Information is as of December 31, 2011, and is based on a report on Schedule 13G filed with the SEC on February 7, 2012 by The Vanguard Group, Inc. (percentage ownership has been recalculated based on the outstanding Class A common shares on April 30, 2012). According to the Schedule 13G, such entity has sole voting power with respect to 61,296 Class A common shares and sole dispositive power with respect to 1,827,190 Class A common shares, and is deemed to be the beneficial owner of 1,888,486 Class A common shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 61,296 Class A common shares as a result of its serving as investment manager of collective trust accounts, and VFTC directs the voting of these shares.

(6)	The shares are held by The Irving I. Stone Limited Liability Company and are voted at the direction of the Irving I. Stone Oversight Trust. Messrs. Zev, Jeffrey, Gary and Elie Weiss, who are brothers, are the sole trustees of the Irving I. Stone Oversight Trust, and each own, in their individual capacities, membership interests representing 24.5% of the non-voting equity interests in the Irving I. Stone Limited Liability Company. Each of Messrs. Zev, Jeffrey, Gary and Elie Weiss disclaim beneficial ownership of shares held by The Irving I. Stone Limited Liability Company. Mr. Gary Weiss is an employee and non-executive officer of American Greetings and Mr. Elie Weiss is not employed by American Greetings.

(7)	Information is as of December 31, 2011, and is based on a report on Schedule 13G filed with the SEC on April 15, 2010. The shares are held by the Irving I. Stone Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

(8)	Information is as of December 31, 2011, and is based on a report on Schedule 13G filed with the SEC on April 15, 2010. The shares are held by the Irving I. Stone Support Foundation and are voted at the direction of its board of trustees, consisting of seven members. Messrs. Zev, Morry and Jeffrey Weiss are trustees of this foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers and beneficial owners of more than 10% of American Greetings’ common shares file reports with the SEC indicating the number of shares of any class of American Greetings’ equity securities they owned when they became a director, executive officer or a greater-than-10% beneficial owner and, after that, any changes in their ownership of American Greetings’ equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during fiscal 2012, all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-10% beneficial owners were complied with.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any shareholder who wishes to offer a proposal for inclusion in our proxy statement and proxy card in compliance with Rule 14a-8 promulgated under the Exchange Act must submit the proposal and any supporting statement by January 11, 2013 to the Corporate Secretary at our principal executive offices. We will not be required to include in our proxy statement and form of proxy a shareholder proposal that is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC. In addition, if a shareholder intends to present a proposal at our 2013 Annual Meeting, the shareholder must give written notice no less than 60 nor more than 90 days prior to the 2013 Annual Meeting; however, the proposal will not be included in our proxy materials. Furthermore, the appointed proxies may exercise their discretionary voting authority for any shareholder proposal received after March 27, 2013 without any discussion of the proposal in our proxy statement.

MISCELLANEOUS

Other Business

Management knows of no other matters to be acted upon at the meeting, but if any such matters properly come before the meeting, it is intended that the persons voting the proxies will vote them according to their best judgment.

Important Notice Regarding Delivery of Shareholder Documents

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy and voting instruction card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. In accordance with an earlier notice previously sent to certain beneficial shareholders who share a single address, only one copy of this Proxy Statement and the accompanying Annual Report will be sent to beneficial owners who share that address, unless any shareholder residing at that address gave us contrary instructions.

If any beneficial shareholder residing at such an address desires to receive a separate copy of this Proxy Statement and the accompanying Annual Report, the shareholder should call Wells Fargo Shareowner Services at 1-800-468-9716, or write to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144, with such request, and a copy of the Proxy Statement and Annual Report will be promptly delivered on behalf of us. In addition, if any such shareholder wishes to receive a separate Proxy Statement and Annual Report in the future, the shareholder should provide such instructions by calling Wells Fargo Shareowner Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

Also, shareholders that share an address and that receive multiple copies of Annual Reports or Proxy Statements can request that only a single copy of the Annual Report or Proxy Statement be sent to that address in the future by providing us instructions, either by calling Wells Fargo Shareowner Services at 1-800-468-9716 or by writing to American Greetings Corporation, Investor Relations, at One American Road, Cleveland, Ohio 44144.

By order of the Board of Directors,

CATHERINE M. KILBANE

Secretary

PLEASE EXECUTE AND RETURN THE ENCLOSED

PROXY AND VOTING INSTRUCTION CARD PROMPTLY

OR

VOTE BY TELEPHONE OR VIA THE INTERNET

WHETHER OR NOT YOU EXPECT TO ATTEND

THE ANNUAL MEETING OF SHAREHOLDERS.

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

AMERICAN GREETINGS CORPORATION ONE AMERICAN ROAD CLEVELAND, OH 44144

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 14, 2012 if you are a registered holder or by 11:59 P.M. Eastern Time on June 12, 2012 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you access the Web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 14, 2012 if you are a registered holder or by 11:59 P.M. Eastern Time on June 12, 2012 if you are a participant in the American Greetings Retirement Profit Sharing and Savings Plan. Have your proxy and voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

YOUR VOTE IS IMPORTANT!

Be sure that the shares are represented. Whether or not

you plan to attend the Annual Meeting, please vote the

shares by mail, by telephone or over the Internet.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M47311-P25175	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN GREETINGS CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Class II Directors for a three-year term expiring on the date of the 2015 Annual Meeting, or until their successors are duly elected and qualified	☐	☐	☐

Nominees: 01) Charles A. Ratner 02) Jerry Sue Thornton 03) Jeffrey Weiss

The Board of Directors recommends a vote FOR ALL nominees listed above in Proposal 1. The shares represented by your proxy will be voted in accordance with the voting instructions you specify above. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast in accordance with the recommendations of the Board of Directors.

In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any reconvened meeting following an adjournment or postponement of the Annual Meeting.

Address change? Mark box, sign and indicate changes on reverse side.				☐
		☐	☐
I plan to attend the Annual Meeting.		Yes	No

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M47312-P25175

AMERICAN GREETINGS CORPORATION

Annual Meeting of Shareholders

June 15, 2012 2:30 PM

This proxy and these voting instructions are solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Jeffrey Weiss, Morry Weiss and Zev Weiss, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AMERICAN GREETINGS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:30 PM, Eastern Daylight Saving Time on June 15, 2012, at the American Greetings Corporation World Headquarters, One American Road, Cleveland, Ohio 44144, and any adjournment or postponement thereof and, in their discretion, on all other business properly brought before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

As described more fully in the proxy statement, this card also provides voting instructions to Vanguard Fiduciary Trust Company, as Trustee under The American Greetings Retirement Profit Sharing and Savings Plan (“Savings Plan”), to vote the shares allocated to his or her account. By signing the reverse side of this card, the signing Savings Plan participant directs the Trustee to vote as indicated on the reverse side of this card all the American Greetings common shares credited to the account of the signing Savings Plan participant as of the record date at the Annual Meeting of Shareholders, and in accordance with the Savings Plan on all other business properly brought before the meeting. If you do not give specific voting directions on the voting instruction card, do not return the voting instruction card, or do not vote by phone or over the Internet, the Trustee will vote the shares in the Savings Plan as directed by American Greetings Corporation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side